UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

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Microchip Technology Incorporated
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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 18, 2026

TIME:	9:00 a.m., Mountain Standard Time / Pacific Daylight Time

PLACE:	Virtual meeting conducted via live webcast at www.virtualshareholdermeeting.com/MCHP2026

This year's Annual Meeting will be a completely virtual meeting of stockholders. You may attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MCHP2026. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to access the meeting.

PROPOSALS:		BOARD RECOMMENDS:

(1)
The election of each of Ellen L. Barker, Rick Cassidy, Matthew W. Chapman, Mitch Little, Victor Peng, Karen M. Rapp and Steve Sanghi to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.
FOR each director nominee

(2)	To approve the amendment and restatement of our 2004 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 12,000,000.	FOR

(3)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2027.	FOR

(4)	To hold an advisory (non-binding) vote regarding the compensation of our named executives.	FOR

(5)	To transact such other business as may properly come before the 2026 Annual Meeting or any adjournment(s) or postponement(s) thereof.

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 22, 2026 are entitled to vote at the 2026 Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS:
On or about July 6, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access both the proxy statement and our annual report. The Notice will also contain instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail. This proxy statement and our annual report can be accessed at the following internet address: https://ir.microchip.com/sec-filings. To vote, all you have to do is go to www.proxyvote.com and enter the control number located in the Notice or on your proxy card.

PROXY:	It is important that your shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting, please vote your shares as promptly as possible, or via the internet or telephone as instructed in the Notice or on your proxy card, in order to ensure your representation at the annual meeting. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

/s/ Alyssa Locnikar
Alyssa Locnikar Corporate Secretary

HOW TO ATTEND:
Stockholders may attend, participate in, vote at, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MCHP2026 and following the instructions provided in the Notice, proxy card or voting instruction form. You will need the control number included in those materials to access the meeting.

HOW TO VOTE:
Your vote is important! Thank you in advance for participating in our 2026 Annual Meeting.

We have elected to provide access to our proxy materials electronically. Accordingly, we are mailing the Notice to our stockholders of record as of June 22, 2026, containing instructions on how to access both the proxy materials for our 2026 Annual Meeting and our annual report. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail in the below section entitled "Proxies and Voting Procedures." This information is largely about voting procedure. You should read this entire proxy statement carefully for additional information about proposals on which we encourage you to vote. On or about July 6, 2026, we will begin mailing the Notice to all stockholders entitled to vote at the 2026 Annual Meeting. Stockholders will be able to access our proxy materials via the internet beginning on or about the same date. We intend to mail this proxy statement, together with the form of proxy to those stockholders entitled to vote at the 2026 Annual Meeting who have properly requested copies of such materials by mail.

The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2026 are available at https://ir.microchip.com/sec-filings.

Chandler, Arizona
July 6, 2026

Letter from Your Chair of the Board, CEO and President

In my 35 years at Microchip Technology, I have navigated several industry downturns. Each time, we made deliberate choices, executed with discipline, and emerged stronger. Fiscal year 2026 was no different — and I am pleased to report that the commitments we made to you in last year’s letter have been kept.

We Delivered on Our Commitments

In March 2025, I outlined a multi-point plan to manage a prolonged semiconductor inventory correction. It required difficult decisions — closing our Tempe Fab 2 facility, reducing our workforce by approximately 10% in our first broad-based layoff since 2002, and restructuring our balance sheet to protect our investment-grade debt rating. These actions were necessary. Here is what we said we would do — and what we delivered:

•Manufacturing footprint right-sized: Fab 2 closure completed in May 2025, permanently right-sizing our footprint and capturing substantial annualized cost savings.
•Inventory substantially reduced: We reduced inventory by $321 million from its December 2024 peak, reducing inventory days from 266 to 185 over this time period.
•Channel normalized: Distributor inventory returned to normalized levels, and sell-in and sell-through were effectively aligned by fiscal year-end.
•Balance sheet stabilized: Net debt to adjusted EBITDA is on a clear downward trajectory, and our investment-grade rating has been maintained.
•Customer relationships reestablished and growing: Preferred and approved supplier status has been broadly restored across our customer base.
•Employee compensation restored: We have made excellent progress in restoring compensation to target levels for our global team.

This progress did not happen by accident. When I returned as CEO, I challenged our team to reach a $1.25 billion quarterly revenue run rate by the end of fiscal year 2026 — an ambitious target in a downturn. They delivered! That is Microchip’s culture: clear goals, personal accountability, and a refusal to accept anything less than what we commit to. I am deeply grateful to every member of our global team for their dedication and their never-give-up attitude throughout one of the most demanding periods in our company’s history.

Financial Recovery: The Numbers Tell the Story

Since I returned as interim CEO in November 2024, and now in my role as permanent CEO, we have recovered quarter by quarter — consistently, measurably, and with momentum building. Revenue grew sequentially in every quarter of fiscal year 2026, and full-year net sales were $4.7 billion (approximately 7% year-over-year growth). As conditions normalized, our profitability improved meaningfully: non-GAAP gross margin moved from 52% at the trough in the fourth quarter of fiscal 2025 to approximately 62% by fiscal 2026 year-end, driven by the normalization of inventory reserve charges and improvement in underutilization charges. Over this same time period, we also brought operating discipline back to the center of how we run the company — non-GAAP operating expenses declined from 38% to 31% of revenue, and non-GAAP operating profit more than doubled from 14% to approximately 31%. Just as important, adjusted free cash flow turned meaningfully positive and we expect to be able to reduce our debt levels as we move through fiscal year 2027. As revenue scales and we grow back into our manufacturing capacity footprint, we expect gross margins to converge toward our long-term non-GAAP target of 65%.

What I like most about this recovery is that it is widening, not narrowing. Data center and aerospace and defense led the growth in the second half of fiscal year 2026, but nearly all end markets are now participating in the recovery. Broad participation makes for a more durable cycle, and that is what we are seeing. As we enter fiscal year 2027, momentum is strong and accelerating.

The New Microchip: Five Pillars, One Company

Microchip’s foundation is microcontrollers and analog, and both remain core. What has changed is our breadth. Today, we compete across five pillars with dedicated leadership and focused investment:

2026 Proxy Statement	1

1.Microcontrollers: We have broad-market leadership across the microcontroller market, and are expanding further into 32-bit and 64-bit with our PIC64 devices.
2.Analog: We have power management, signal conditioning, timing, sensors, and interface solutions with broad-market reach across industrial, automotive, aerospace and defense, communications, and data center markets.
3.Connectivity and Networking: We have Automotive Ethernet leadership (10BASE-T1S, first to market) and a growing pipeline of design wins converting to production. In AI infrastructure, we were first to market with a PCIe Gen 6 switch on 3-nanometer technology — and we are already seeing early customer traction, including one win expected to exceed $100 million in calendar year 2027 revenue.
4.Compute: We provide edge compute, IoT, security, and FPGA solutions for intelligent processing; our FPGA business is growing and gaining share, particularly in aerospace and defense, and industrial.
5.AI/ML: We utilize embedded AI across MCUs, MPUs, and FPGAs, supported by a dedicated business unit focused on high-growth intelligent edge applications.

Across all five pillars, our Total System Solutions approach integrates hardware, firmware, software, and services to help customers bring products to market faster. That matters in every cycle — but it matters even more when customers are moving quickly to capture new demand. We enter fiscal year 2027 as a five-pillar company at the beginning of an upcycle.

Better Positioned for the Next Cycle

This past down cycle taught us hard lessons. Elevated debt, compressed margins and a prolonged inventory correction created pressure — but it also drove changes that we expect to improve Microchip’s performance in future cycles. Our manufacturing footprint is right-sized and more flexible. Our channel discipline has been reset. Our business unit structure is more focused. Additionally, our balance sheet is being rebuilt around a clear conviction: we will carry less debt and maintain the resilience to operate from a position of strength throughout the semiconductor cycle.

We are also deploying artificial intelligence across engineering, product development, and operational workflows — accelerating product development cycle times, improving design validation efficiency, and enabling teams to operate faster and with greater precision. These capabilities are designed to make Microchip a leaner, faster company as we scale into the upcycle.

Capital Allocation: Disciplined and Deliberate

Throughout one of the most challenging periods in Microchip’s history, we maintained our quarterly dividend — a reflection of the Board’s confidence in the long-term earning power of this business. That commitment remains unchanged. With adjusted free cash flow projected to exceed our dividend obligation, we will begin applying excess cash to debt reduction. This is our capital allocation priority. This cycle reinforced a conviction that financial resilience is a competitive advantage, and we will communicate our progress transparently.

Our Board of Directors

Throughout the recovery, our Board provided independent oversight and strategic counsel, enabling management to execute with conviction. Over the past 2.5 years, we welcomed Ellen Barker, Victor Peng, Rick Cassidy and Mitch Little to the Board, each bringing deep technology industry experience. With Matthew Chapman serving as Lead Independent Director and refreshed committee leadership in place, we are well-governed for the opportunities ahead.

Looking Forward

In 35 years, Microchip has navigated demand shocks, supply crises, technology transitions, and macroeconomic turbulence—and we have always emerged stronger. What gives me confidence today is that we enter this upcycle not merely recovered, but transformed: five technology pillars, a significantly improved cost structure, reestablished customer relationships, a cleaner channel, and a team that has proven it delivers. Our long-term non-GAAP financial model of 65% gross margins, 25% operating expenses, and 40% operating margins is the destination we are approaching, and we expect to make meaningful progress in fiscal year 2027 towards these targets.

To our employees: thank you for your resilience, your accountability, and your refusal to accept anything less than what we commit to. To our customers: thank you for your continued partnership and for the trust you place in Microchip to power your most important products. To our stockholders: thank you for your patience and your ongoing investment in Microchip. We are working every day to be worthy of it.

2026 Proxy Statement	2

Thank you for your continued support of Microchip.

Steve Sanghi, Chair of the Board, CEO and President
Cautionary Statement Regarding Forward-Looking Statements

This letter and our proxy statement contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and assumptions, and can generally be identified by words such as "anticipate," "expect," "intend," "plan," "believe," "estimate," "forecast," "project," "will," "may," "could," "should," or similar expressions.

Forward-looking statements in this letter include, but are not limited to, statements regarding: our expected continued recovery and momentum entering fiscal year 2027; anticipated improvements in revenue, non-GAAP profitability, gross margins and operating margins; our expectations regarding adjusted free cash flow and the use of cash, including debt reduction; our long-term financial model, including targets for gross margins, operating margins and operating expenses; the durability and breadth of the semiconductor cycle recovery; anticipated contributions, growth and strength across our five business pillars, including design wins and expected revenue; the impact of our operational actions, cost structure improvements and manufacturing footprint changes; our expectations regarding customer demand, channel conditions and inventory levels; momentum accelerating; our capital allocation and debt priorities, including maintaining our dividend; the effect of artificial intelligence integration across our business; and our belief that the Company is well-positioned to deliver sustainable, profitable growth and stockholder value through the semiconductor cycle.

These statements are based on management’s current expectations and beliefs as of the date of this letter and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that could cause such differences include, among others: changes in macroeconomic or geopolitical conditions; the cyclical nature of the semiconductor industry; fluctuations in demand across end markets; risks related to inventory levels and channel management; our ability to achieve expected cost savings and operational improvements; execution risks related to restructuring actions and strategic initiatives; competitive dynamics; changes in customer relationships or design win realization; supply chain disruptions; and other risks described in the "Risk Factors" sections of Microchip’s filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Except as required by law, Microchip undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect the occurrence of unanticipated events.

2026 Proxy Statement	3

MICROCHIP TECHNOLOGY AT A GLANCE

$4.71 Billion Net Sales in Fiscal Year 2026

17,900 Employees

101,000 Customers

Headquartered Near Phoenix in Chandler, Arizona

MARKET MEGATRENDS

The market megatrends for Microchip Technology Incorporated are Edge Computing/IoT, Data Centers, AI/ML, Sustainability, E-Mobility and Networking/Connectivity. These megatrends are shaping the human experience. They impact how people work, learn, communicate, travel, and transact, and they are transforming how products are created and manufactured, moved through the supply chain, and monitored and controlled anywhere in the world. We believe that focusing on these megatrends will give us faster organic growth and improve the human experience.

2026 Proxy Statement	4

FISCAL YEAR 2026 FINANCIALS AT A GLANCE*

$4.713 billion Net Sales

57.7% GAAP Gross Profit Percentage	58.5% Non-GAAP Gross Profit Percentage

$490.1 million GAAP Operating Income	$1.238 billion Non-GAAP Operating Income

10.4% GAAP Operating Income as a Percentage of Net Sales	26.3% Non-GAAP Operating Income as a Percentage of Net Sales

$118.8 million GAAP Net Income Attributable to Common Stockholders	$933.9 million Non-GAAP Net Income

$0.22 GAAP Diluted Net Income Per Common Share	$1.64 Non-GAAP Diluted Net Income Per Common Share
*Please refer to Appendix A to this Proxy Statement for information regarding our Non-GAAP results.

TOTAL STOCKHOLDER RETURNS

To date, we have returned approximately $12.5 billion to our stockholders in the form of cash dividends and share repurchases. In fiscal 2026, we returned $984.0 million to our stockholders.

$8.6 billion
$3.9 billion

Dividends Paid	Share Buybacks

2026 Proxy Statement	5

OUR VALUES AND STRATEGIC FRAMEWORK

Our Purpose, Vision, Mission Statement, and Guiding Values were designed to work together to promote a shared culture across Microchip. This strategic framework guides our employees in daily decision-making. Below are the key drivers of our actions, which guide how we collaborate to serve our stakeholders and serve as the metrics against which our results are measured.

PURPOSE

Empowering innovation to enhance the human experience.

VISION

Microchip Technology is in Everything.

MISSION

Our mission is to make innovative design easier through comprehensive total system solutions that address critical challenges at the intersection of emerging technologies and durable end markets.

We measure our success by winning the hearts of our customers, shareholders, employees and communities and by continuously improving all aspects of our business to drive profitable growth.

GUIDING VALUES

Quality Comes First

We are on a relentless quest for perfection and are committed to the goal of zero defects. We will perform correctly the first time and maintain our company's quality management system certifications to ensure customer satisfaction. We employ the aggregate system so that all employees anticipate problems and implement root-cause solutions using effective and standardized improvement methods. We believe that quality is built in and not inspected in and that when quality comes first, reduced costs follow.

Customers Are Our Focus

We embrace that exceptional customer service is everyone's responsibility. Our highest priority is to make our customer's life easier by understanding their needs, removing barriers to innovation, and consistently exceeding their expectations. We believe each employee must effectively serve their internal customers for Microchip's external customers to be properly served.

Employees Are Our Greatest Strength

We design jobs and provide opportunities promoting employee teamwork, productivity, creativity, pride in work, trust, integrity, fairness, involvement, development and empowerment. We base recognition, advancement and compensation on an employee's achievement of excellence in company, team and individual performance. We provide for employee health and welfare by offering competitive and comprehensive employee benefits.

Profits and Growth Provide for Everything We Do

We strive to deliver industry-leading customer value that drives profits and growth, which fuel our future innovations, expand employee opportunities and represent the overall success of Microchip. We accomplish this by aggressively pursuing product and sales competitiveness, optimization of inventory levels and effective cashflow management.

Products and Technology Are Our Foundation

We are dedicated to empowering our customers with a broad portfolio of technology solutions while protecting our intellectual properties with a robust patent portfolio. By continuously investing in the design and development of our processes, products, software and services, we ensure that our innovations are timely, reliable and cost-effective.

Suppliers, Representatives and Distributors Are Our Partners

We strive to maintain professional and mutually beneficial partnerships with suppliers, representatives, distributors, design houses and consultants who are an integral link in the achievement of our mission and guiding values.

Safety and Security Are Never Compromised

We place our concern for the health, safety and security of our employees, company, property, personal data and community at the forefront of our decisions, policies and actions. We are all individually and collectively responsible for safety and security.

Total Cycle Times Are Optimized

We focus resources to optimize cycle times to our internal and external customers by empowering employees to achieve efficient cycle times in their area of responsibility. We believe that cycle time reduction is achieved by streamlining processes through the systematic removal of barriers to productivity.

Communication Is Vital

We encourage appropriate, honest, constructive and timely communication in company, customer, investor, government and community relationships to resolve issues, exchange information and share knowledge.

Continuous Improvement Is Essential

We utilize the concept of "Vital Few" to establish our priorities. We are committed to proactive problem solving by fostering a sense of urgency, intellectual curiosity and a desire to improve everyday efficiency. We encourage personal initiative, honest self-criticism and proactive questioning that drive increased productivity, innovation and organizational agility.

Professional Ethics and Social Responsibility Are Practiced

We manage our business and treat customers, employees, shareholders, investors, suppliers, channel partners, community and government in a manner that exemplifies our honesty, ethics and integrity. We honor our short- and long-term fiscal, social and environmental responsibilities and are proud to serve as an equal opportunity employer.

MICROCHIP®

microchip.com

June 2025

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CORPORATE GOVERNANCE HIGHLIGHTS

Board Composition

Our Nominating, Governance and Sustainability Committee periodically reviews the overall composition of the Board and our committees to assess whether they reflect the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to Microchip’s current and future global business and strategy.

Board Profile and Refreshment

We have a proactive Board refreshment program, with five of our seven Board nominees having joined Microchip since our 2020 annual meeting, and our nominees having an average tenure of 10.8 years. In reviewing nominees, the Board considers the qualifications needed and strives to maintain a balance of skills, experience, continuity and a broad range of perspectives. The following graphs highlight the composition of our Board nominees.

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CORPORATE GOVERNANCE PRACTICES

We believe that strong Board leadership, effective strategic direction, and sound management practices are essential to our success. Key highlights of our governance practices include:

Accountability
•Annual election of all directors
•Majority voting in uncontested director elections
•Lead independent director
•Annual Board and committee self-evaluation
•Annual Say-on-Pay vote
•Anti-hedging, anti-short sale and anti-pledging policies
•Stock ownership requirement for directors, officers and other senior employees

Stockholder Rights
•Proxy access
•No stockholder rights plan
•No dual-class share structure
•No Board members are over-boarded
•Board succession planning and refreshment
•CEO and executive officer succession planning
•At least 75% of Board members must be independent
•Periodic reviews of committee charters, code of business conduct and ethics, and corporate governance guidelines
•The Audit Committee is responsible for overseeing cybersecurity and artificial intelligence matters, while the Nominating, Governance and Sustainability Committee oversees issues related to sustainability, environmental concerns, and human capital

Compensation Practices •Emphasis on performance-based metrics

COMPENSATION DISCUSSION AND ANALYSIS HIGHLIGHTS

Compensation Policies and Practices

Our commitment to responsible financial and risk management is embedded in the design of our executive compensation program, as reflected in the following policies and practices:

What We Do	What We Don’t Do
Compensation Committee comprised 100% of independent directors	No repricing of stock options
Balance short- and long-term incentives, cash and equity, and fixed and variable pay elements	No dividends or dividend equivalents on unearned awards
Performance-based awards are approximately 60% of the quarterly evergreen RSU grants to the CEO and approximately 50% of the quarterly evergreen RSU grants to all other executive officers	No pledging or hedging of Microchip securities
Require one-year minimum vesting for awards granted under the Amended and Restated 2004 Equity Incentive Plan, subject to certain exceptions	No perquisites or excessive severance benefits
Solicit an annual advisory vote on executive compensation	No executive pension plans or company contributions to supplemental retirement plans
Maintain stock ownership guidelines	No dual class stock; all of our common stock is voting

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CEO PAY — KEY TAKEAWAYS
•CEO compensation reflects a clear pay-for-performance structure, with approximately 60% of long-term incentives tied to multi-year performance metrics aligned with stockholder value creation.
•Compensation Committee responded directly to stockholder feedback following the 2025 Say-on-Pay vote by increasing the weight of performance-based equity, enhancing disclosure, and reinforcing long-term metrics.

•Interim CEO equity award structure was intentionally designed for a period of operational uncertainty and does not reflect our ongoing compensation framework.
•CEO’s total compensation opportunity remains below the median of our semiconductor peer group, reinforcing our disciplined pay positioning.
•Compensation outcomes are aligned with a significant operational and financial recovery in fiscal 2026, including sequential quarterly revenue growth and improved profitability.

Incentive Program – Pay-for-Performance Highlights

As described more fully in the "Executive Compensation — Compensation Discussion and Analysis" section of this proxy statement, our named executive officers are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices.

Say‑on‑Pay Vote and Stockholder Engagement

At our 2025 Annual Meeting of Stockholders, 45.65% of the votes cast were in favor of our say-on-pay proposal. Our Board of Directors and the Compensation Committee took this outcome very seriously and viewed it as a clear mandate to enhance alignment between executive compensation and stockholder expectations, as Microchip had not received a say-on-pay vote below 80% since the advisory vote started in 2011. In response, we conducted a robust stockholder outreach effort to better understand investor perspectives, engaged in meaningful dialogue with our largest stockholders, and implemented a number of compensation and disclosure enhancements to address the feedback received.

Following the annual meeting, we undertook a comprehensive stockholder outreach effort to better understand the factors that contributed to the say-on-pay vote outcome and to identify opportunities to strengthen the alignment between executive pay, company performance, and stockholder interests.

Contacted	Engaged	Individual Director Participation
Contacted top 32 stockholders representing approximately 60% of our outstanding shares	Engaged with 11 stockholders representing approximately 31% of our outstanding shares	Compensation Committee Chair participated in 100% of stockholder engagement calls

Process	Steps Taken
Understand
Following the 2025 say‑on‑pay vote (45.65% support), we reviewed proxy advisor input and conducted outreach to top stockholders to better understand concerns regarding executive compensation and disclosure.

Assess
Feedback from stockholders was evaluated by our Compensation Committee and Board, with key themes identified, including concerns regarding interim CEO equity structure, performance metrics, and disclosure clarity.

Timing	The Compensation Committee evaluated appropriate timing for changes, implemented updates to our compensation structure in connection with the transition to a permanent CEO and refined disclosure for future proxy statements.
Engage	We facilitated ongoing dialogue with stockholders, including follow‑up discussions to communicate actions taken and solicit additional feedback.
Incorporate	We implemented compensation and disclosure enhancements, including changes to CEO equity structure and expanded proxy disclosure, as reflected in our 2026 proxy statement.

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Stockholder Feedback (1)	Action Taken
Concerns regarding size and structure of interim CEO equity award, including use of time‑based equity	Compensation Committee clarified rationale for the award to our interim CEO and reaffirmed pay‑for‑performance philosophy; determined structure was appropriate under unique circumstances.
Desire for greater emphasis on performance‑based compensation and long‑term metrics	Compensation Committee conducted a comprehensive review of our executive compensation program, including engaging an independent compensation consultant (Semler Brossy) and considering input from our investor feedback advisor (Alliance Advisors) to evaluate and reinforce emphasis on performance‑based compensation and long‑term performance metrics. Accordingly, the percentage of performance-based equity awards for our CEO was increased to 60% in 2025.
Need for clearer disclosure and transparency around compensation decisions	Enhanced proxy disclosure related to compensation decisions during the leadership transition, including expanded explanation of the underlying rationale, and increased transparency for future transition-related decisions.
Questions regarding performance metrics and vesting horizons	Reinforced use of multi‑year performance metrics (e.g., non‑GAAP operating margin over a 12‑quarter period) for long‑term incentives, including delaying vesting of permanent CEO award until 2028.
Broad feedback supporting alignment with stockholder value creation	Reaffirmed commitment to a compensation program that aligns pay with long‑term stockholder value and performance outcomes.

(1) The feedback summarized in this chart reflects the perspectives most commonly expressed by stockholders engaged during our outreach process.

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Board and Compensation Committee Response

The Compensation Committee carefully considered the feedback received and discussed it with the full Board. In doing so, the Compensation Committee reaffirmed its commitment to a compensation program that:

•Aligns executive compensation with long‑term stockholder value creation;
•Emphasizes performance‑based compensation tied to objective metrics;
•Supports the attraction and retention of experienced leadership during critical periods;
•Reflects evolving stockholder expectations and best practices; and
•Engages independent external advisors to provide guidance on executive compensation matters and market practices.

Pay-for-Performance Alignment

The Compensation Committee believes that fiscal 2026 outcomes demonstrate a strong alignment between pay and performance. During fiscal 2026:

•Revenue increased year-over-year and grew sequentially each quarter
•Profitability improved significantly, including expansion in non-GAAP operating income
•Free cash flow turned meaningfully positive

CEO compensation outcomes reflect these improvements and remain predominantly tied to long-term, performance-based equity that vests over multi-year periods based on sustained financial performance. Importantly, a significant portion of the CEO’s compensation is at risk and contingent upon the achievement of rigorous financial targets over a twelve-quarter measurement period.

Interim CEO and President Compensation Decisions

As discussed with stockholders during our outreach, the equity award granted in connection with the Interim CEO and President appointment was intended to reflect a CEO-level compensation opportunity, benchmarked against a relevant semiconductor peer group, while recognizing the unique circumstances of the appointment including Mr. Sanghi’s return from retirement at the Board’s request and his 30-year tenure as Microchip’s prior CEO and President during which time the market value of Microchip increased by over $35.0 billion. At the time Mr. Sanghi was appointed as Interim CEO and President, the Board had determined that internal candidates were not yet ready to assume the CEO role and that an external search would introduce unnecessary uncertainty during a period of operational stress. The Board selected Mr. Sanghi based on his proven track record at Microchip, his deep institutional knowledge of Microchip’s products, customers, and operations, the industry, and his unique ability to provide immediate stability and credibility with stockholders, customers, and employees. Appointing Mr. Sanghi offered Microchip continuity that would not have been achievable had an external candidate been appointed at a compensation level significantly below what an external CEO hire would have commanded.

In evaluating our interim CEO compensation, the Compensation Committee considered competitive market data derived from benchmarking our semiconductor peer group. Based on this review, the Committee believes that the overall compensation for the CEO remains below the median of our peer group, reflecting our pay-for-performance philosophy and our focus on long-term stockholder value creation.

The January 2, 2025 interim CEO award given to Mr. Sanghi had a grant-date value of $20.9 million, which Microchip believes should be considered over its three-year vesting period, representing an average annual value of approximately $7.0 million based on the fair market value on the date of grant. This award started vesting February 15, 2026, and will continue to vest in quarterly tranches through February 15, 2028. The Compensation Committee determined that time-based equity was appropriate for the interim period due to, among other factors:

•Extraordinary business circumstances. The Company was operating at a cyclical and operational low point, and Mr. Sanghi was asked to immediately develop and begin executing a comprehensive, multi‑year recovery framework (the "9‑Point Plan") involving strategic decisions with long‑term consequences for the business.
•Limitations on meaningful performance goal‑setting. At the outset of the interim appointment, it was not practicable to establish meaningful performance goals consistent with the Company’s long‑term incentive framework, which relies on three years of performance history, particularly given that the interim equity award began vesting after one year.

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•Preservation of long‑term value. The Committee determined that imposing short‑term or arbitrary performance metrics during a period of foundational change could incentivize actions misaligned with durable stockholder value creation.
•Program design considerations. Elements of the Company’s standard long‑term equity program—such as three‑year cliff vesting—were not well‑suited to a newly appointed CEO serving in an interim capacity.
•Uncertainty regarding role duration. At the time of grant, the length of the interim assignment was inherently uncertain, necessitating a structure that balanced retention, stability, and continuity of leadership.

The Committee acknowledges and appreciates stockholder feedback regarding this structure. We recognize that the use of 100% time-based equity for this grant deviated from our typical pay-for-performance philosophy. The Committee believes that, under the unique facts presented, the interim award structure was reasonable, appropriately balanced risk and retention, and served the best interests of the Company and its stockholders, while reinforcing our broader commitment to transparency, stockholder engagement, and long‑term value creation.

Interim to Permanent CEO Pay Transition

The Compensation Committee emphasizes that the time-based equity structure associated with the interim CEO appointment was a one-time, situational decision made under extraordinary circumstances and does not reflect our ongoing compensation philosophy.

Following the transition to a permanent CEO, the Committee reinstated a standard long-term incentive structure with a majority of compensation tied to performance over a multi-year period. Specifically:

•The interim CEO award was designed for retention and leadership stability during a period when performance goal-setting was not practicable
•The permanent CEO award was fully aligned with our pay-for-performance philosophy, with 60% performance-based equity tied to long-term financial metrics

This transition reflects the Committee’s commitment to aligning CEO compensation with stockholder value creation over the long term.

Permanent CEO Compensation Structure

Upon the appointment of the Interim CEO as Permanent Chief Executive Officer, the Compensation Committee reinstated its standard long‑term incentive structure, with a greater emphasis on performance‑based equity than is typical for other executives. The permanent CEO equity award is 60% performance‑based and 40% time‑based. This performance-based percentage was increased in July 2025 for the CEO position from our standard 50% performance-based metric that we use with our other executive officers. The performance metrics are non-GAAP operating margin measured over a twelve-quarter period, with threshold, target, and maximum payout levels tied to specific margin targets aligned with the Company’s long-term plan. The July 11, 2025 permanent CEO award to Mr. Sanghi, had a grant-date value of $28.2 million, which Microchip believes should be considered over its three-year vesting period, which starts on May 15, 2028, representing an average annual value of approximately $9.4 million based on the fair market value on the date of grant. Importantly, there is no overlap between the vesting of the interim and permanent awards as the permanent award does not begin vesting until May 15, 2028, three months after the final tranche of the interim award vests on February 15, 2028.

The Compensation Committee structured CEO equity awards to avoid any overlap or duplication of compensation. The permanent CEO equity award does not begin vesting until after the final vesting of the interim award, ensuring that compensation is not duplicative in any period. This structure reinforces our disciplined approach to compensation design and our focus on long-term alignment.

Looking Ahead

The Compensation Committee and the Board believe that constructive stockholder engagement strengthens our governance and enhances alignment with stockholder interests. Looking ahead, the Compensation Committee is committed to:

•Maintaining a majority performance-based CEO pay structure
•Continuing to incorporate stockholder feedback into compensation design
•Enhancing transparency around compensation decisions

2026 Proxy Statement	12

•Ensuring that executive compensation outcomes remain aligned with long-term stockholder value creation

We appreciate the candid feedback provided during our outreach efforts and will continue to consider stockholder perspectives as we refine our executive compensation program. The Compensation Committee believes these actions will continue to strengthen our pay-for-performance framework and support improved Say-on-Pay outcomes over time.

Succession Planning

Annually, the Microchip Board, led by the Nominating, Governance and Sustainability Committee, conducts a review of succession planning at the company. The Board discusses the CEO and President, executive staff, and the level of staff below executive staff. The discussion reviews who is potentially ready for promotion now, 1-3 years out, and 3-5 years out, and what development is suggested to keep employees advancing.

The Board gets to know employees and potential successors to the executive team by meeting them at Board meetings and in social settings. The Compensation Committee takes succession planning into account during review of the compensation program to make sure that it is designed to retain employees.

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Proxy Statement	15	Named Executive Officers	51
The Board of Directors	19	Executive Compensation Process	51
Corporate Governance Guidelines	19	Elements of Compensation	52
Meetings of the Board	20	Stock Ownership Guidelines for Key Employees and Directors	56
Board Leadership Structure	20	Insider Trading Policy and Anti-Hedging	57
Board Commitments	20	Other Compensation and Employee Benefits Generally Available to All Employees	57
Lead Independent Director	21	Non-Qualified Deferred Compensation Plan	58
Board and Committee Oversight of Risk Management and Sustainability	21	Employment Contracts, Termination of Employment and Change of Control Arrangements	58
Human Capital and Culture	23	Tax Deductibility	60
Audit Committee Oversight of Information Security	24	Compensation Committee Report on Executive Compensation	60
Communications from Stockholders	24	CEO Pay Ratio Disclosure	61
Committees of the Board	25	Compensation of Named Executive Officers	62
Report of the Audit Committee	27	Summary Compensation Table	62
Director Compensation	28	Pay Versus Performance	64
Certain Transactions	29	Grants of Plan-Based Awards	68
Delinquent Section 16(A) Reports	29	Outstanding Equity Awards	72
Proposal One - Election of Directors	30	Stock Vested	80
Proposal Two - Approval of Amended and Restated 2004 Equity Incentive Plan	35	Non-Qualified Deferred Compensation	80
Proposal Three - Ratification of Appointment of Independent Registered Public Accounting Firm	44	Equity Compensation Plan Information	82
Proposal Four - Approval of Executive Compensation	46	Code of Business Conduct and Ethics	83
Security Ownership of Principal Stockholders, Directors and Executive Officers	48	Other Matters	83
Executive Compensation - Compensation Discussion and Analysis	50	Appendix A - Non-GAAP Financial Measures	86
Overview of the Compensation Program	50	Appendix B - 2004 Equity Incentive Plan	88
Our Executive Compensation Policy and Objectives	50

2026 Proxy Statement	14

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Tuesday, August 18, 2026, beginning at 9:00 a.m., Mountain Standard Time / Pacific Daylight Time. The annual meeting will be held entirely online via a live webcast at www.virtualshareholdermeeting.com/MCHP2026. Prior to the annual meeting, you may vote your shares at www.proxyvote.com by following the instructions included in your Notice, proxy card or voting instruction form.

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated (referred to herein as the "Company", "Microchip", "we", "us" or "our") of proxies to be voted at Microchip's 2026 Annual Meeting of Stockholders and at any adjournment(s) or postponement(s) thereof.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2026 refer to the 12-month period from April 1, 2025 through March 31, 2026; references to fiscal 2025 refer to the 12-month period from April 1, 2024 through March 31, 2025; references to fiscal 2024 refer to the 12-month period from April 1, 2023 through March 31, 2024; references to fiscal 2023 refer to the 12-month period from April 1, 2022 through March 31, 2023; and references to fiscal 2022 refer to the 12-month period from April 1, 2021 through March 31, 2022.

We anticipate first mailing the Notice on July 6, 2026 to holders of record of Microchip's common stock at the close of business on June 22, 2026 (the "Record Date"). Our principal executive offices are located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How do I attend, participate in and vote at the annual meeting?

You are entitled to participate in the annual meeting if you were a stockholder of record or a beneficial owner of shares as of the close of business on June 22, 2026, the Record Date, or if you hold a valid proxy for the annual meeting.

To attend, participate in, vote and submit questions during the annual meeting, visit www.virtualshareholdermeeting.com/MCHP2026 and enter the 16-digit control number found on your Notice, proxy card or voting instruction form.

If your shares are held in street name, you may access, participate in and vote at the annual meeting using the 16-digit control number provided by your bank, broker or other nominee. If you cannot locate your control number, you should contact your bank, broker or other nominee sufficiently in advance of the annual meeting.

What do I need to attend the annual meeting?

You will need the 16-digit control number included on your Notice, proxy card or voting instruction form to access, participate in, vote and submit questions at the annual meeting via the meeting website.

How can I vote my shares without attending the annual meeting?

To vote your shares without attending the annual meeting, follow the instructions provided in your proxy materials. If you are a stockholder of record, you may vote by Internet, telephone or by mail. If you hold your shares through a broker, bank or other nominee, you should follow the voting instructions provided by such intermediary.

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PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided, if applicable. Please refer to the Notice, your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend. If your shares are held in the name of a bank, broker or other holder of record (referred to in this proxy statement as "street name stockholders"), you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting electronically at the annual meeting. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU PROPERLY COMPLETE AND SUBMIT YOUR PROXY BUT DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED AS RECOMMENDED BY OUR BOARD.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Stockholders Entitled to Vote

Stockholders of record of our common stock at the close of business on the Record Date, June 22, 2026, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the seven director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 543,008,370 shares of our common stock issued and outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder beginning ten days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, on any business day between the hours of 10:00 a.m. and 4:30 p.m., Mountain Standard Time / Pacific Daylight Time. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (480) 792-5785 or writing to her at the address of our principal executive offices indicated above.

Notice of Availability of Proxy Materials

As permitted under the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the internet. On or about July 6, 2026, we will begin mailing to our stockholders the Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the annual meeting, and how to request printed copies of the proxy materials and annual report. You may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage you to access our proxy materials online, as this helps us lower costs and minimize the environmental impact of providing these materials to you.

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Required Vote

Quorum, Abstentions and Broker "Non-Votes"

The presence, in person (virtually), or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Three to be considered at the annual meeting is expected to be treated as a routine matter. Consequently, if you do not return a proxy card, your broker will have discretion to vote your shares on such matter.

Election of Directors (Proposal One)

A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker "non-votes" with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

To Approve our Amended and Restated 2004 Equity Incentive Plan (Proposal Two)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to approve our amended and restated 2004 Equity Incentive Plan. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving such proposal, and thus will not affect the outcome of the voting on this proposal.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal Three)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2027. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving this proposal, and thus will not affect the outcome of the voting on this proposal. Because this is a routine matter, we do not expect any broker "non-votes."

Advisory Vote Regarding the Compensation of our Named Executives (Proposal Four)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving this proposal, and thus will not affect the outcome of the voting on this proposal.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our fiscal 2026 Annual Report are available from the SEC at its website at www.sec.gov and on our website at https://ir.microchip.com/sec-filings.

We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.

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Cost of Proxy Solicitation

Microchip will pay its costs of soliciting proxies. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock. We also retained Alliance Advisors to assist with stockholder outreach and proxy solicitation for a fee of $12,500.

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THE BOARD OF DIRECTORS
Corporate Governance Guidelines

Microchip’s Board has adopted a set of Corporate Governance Guidelines. The Nominating, Governance and Sustainability Committee reviews the guidelines periodically and recommends changes to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines.

These guidelines, which are published on our website at https://ir.microchip.com/governance/governance-documents, along with our other corporate governance practices, compare favorably under the Investor Stewardship Group’s ("ISG") Corporate Governance Framework for U.S. Listed Companies, as shown in the table below.

ISG Principle	Microchip Practice
Principle 1 Boards are accountable to stockholders.
•All directors are elected annually
•Majority voting in uncontested director elections
•No stockholder rights plan
•Proxy access with market terms (3% for three years, up to the greater of two directors or 20% of the Board)
•Chair of the Board, CEO and President’s letter in proxy statement highlights our Board’s activities over the past year

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest.	•No dual-class share structure •Each stockholder is entitled to one vote per share of common stock
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•We regularly meet with our institutional stockholders, focusing on actively managed funds through non-deal roadshows, conferences, and individual meetings.
•Engagement topics included strategy, financial and operational matters; culture; ESG matters; executive compensation; and corporate governance
•In response to investor feedback, the Board has proactively refreshed its membership to provide a range of industry experience with five of our seven Board nominees having joined us since our 2020 annual meeting

Principle 4 Boards should have a strong, independent leadership structure.
•Lead Independent Director appointed
•Board considers appropriateness of its leadership structure at least annually
•Independent committee chairs
•Independent directors meet in executive session at least four times per year
•Non-employee directors may serve on the Board for no more than 17 years beginning as of June 1, 2024

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Principle 5 Boards should adopt structures and practices that enhance their effectiveness.
•86% of the director nominees are independent
•We require that three-fourths of our directors be independent
•We prioritize and actively seek individuals with varied backgrounds, experiences, and skills during each Board search
•Annual Board and committee evaluations
•Active Board refreshment, with five of our seven Board nominees having joined Microchip since our 2020 annual meeting, and having an average tenure of 10.8 years
•Limits on outside boards, with no independent director permitted to serve on more than four public company boards (including Microchip), and no management director permitted to serve on more than three public company boards (including Microchip). Board members are required to seek approval of the Board Chair and Nominating, Governance and Sustainability Committee Chair before undertaking additional outside public directorships. This policy is contained in our Corporate Governance Guidelines. We regularly review compliance with this policy and, as of March 31, 2026, all of our directors were in compliance
•No restrictions on directors’ access to senior management

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

Meetings of the Board

Our Board met 11 times in fiscal 2026. All of our directors attended 100% of the total number of meetings of the Board held during such time as such person was a director during fiscal 2026. Our various Board committees met a total of 25 times in fiscal 2026. All of our directors attended 100% of the total number of meetings held by all of the committees of the Board on which they served during fiscal 2026 during such time as such person was a director and served on such applicable committee. The Board has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi) present. In May 2026, the Board determined that each of Ms. Barker, Mr. Cassidy, Mr. Chapman, Mr. Little, Mr. Peng and Ms. Rapp is an independent director as defined by applicable SEC rules and Nasdaq listing standards.

Board Leadership Structure

The Board believes that Mr. Sanghi is best situated to serve as Chair of the Board because he has served as our Chief Executive Officer and/or President for over 30 years and is the director with the most experience with Microchip's business and industry. As our current Chief Executive Officer and President, Mr. Sanghi identifies strategic priorities and leads the discussion and execution of strategy with input from the other members of the Board. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while Mr. Sanghi brings company-specific experience and industry expertise. The Board believes that the role of the Chair facilitates information flow between management and the Board, which is essential to effective governance.

Board Commitments

To ensure that our directors can devote appropriate time to Microchip matters and as a matter of good governance, our Board of Directors maintains limits on the number of public company boards on which a Microchip director can serve.

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Our policy is contained in our Corporate Governance Guidelines and states that a director should not serve on more than four publicly traded companies’ boards (including Microchip’s Board) or, if the Director is serving as an executive officer of Microchip, no more than three publicly traded companies’ boards (including Microchip’s Board). The Chair of the Nominating, Governance and Sustainability Committee and our Lead Independent Director review compliance with this policy and, as of March 31, 2026, all of our directors were in compliance.

Lead Independent Director

The Board appointed Matthew W. Chapman to serve as lead independent director in November 2024. The appointment of a lead independent director is required under our Corporate Governance Guidelines in the event the Chair of the Board is not an independent director. The Lead Independent Director has the following responsibilities: (i) to review Board meeting agendas in advance of each meeting and Board meeting schedules to ensure sufficient time for discussion of agenda items, (ii) to consult and collaborate with the non-independent Chair as appropriate, (iii) chair any executive sessions of the Board which occur outside the presence of the non-independent Chair, the CEO and any other members of management then serving on the Board, (iv) to call meetings of independent directors at any time they deem appropriate, (v) to chair Board meetings if the non-independent Chair is not present, (vi) to retain outside advisors in connection with the performance of these duties as they deem appropriate, and (vii) to perform such other duties as the Board may deem appropriate from time to time.

Board and Committee Oversight of Risk Management and Sustainability

The Board and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip. The Board periodically assesses the programs and initiatives that support the environment, social, health, safety, innovation and technology objectives of our business.

The Board or the Audit Committee regularly receives reports on various risk-related items, including risks related to manufacturing operations, cybersecurity, artificial intelligence, IT system continuity, taxes, intellectual property, litigation or other proceedings, products and personnel matters. The Board or the Audit Committee also receive periodic reports on Microchip's efforts to manage and mitigate such risks through safety measures, system improvements, insurance or self-insurance. The Board considers the various risks related to our business and discusses such risk areas and risk mitigation actions with our management team. The Board believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.

The Board and the Nominating, Governance and Sustainability Committee, with the assistance of our ESG Steering Committee, oversee our policies and practices relating to sustainability, social responsibility and other public policy matters relevant to Microchip. The ESG Steering Committee reviews and reports to the President and CEO, Nominating, Governance and Sustainability Committee and Board, and discusses with management, matters of corporate responsibility and sustainability performance, potential long- and short-term trends and impacts to our business of environmental, social, human capital and governance issues, including our public reporting on these topics.

Our corporate ESG Steering Committee is comprised of executives and senior managers from various disciplines such as compliance, finance, human resources, legal, operations, sales, and technology. The ESG Steering Committee oversees the activities of the Corporate Responsibility team which is accountable for the development, implementation and measurement of Microchip’s corporate ESG goals and policies.

Sustainability Approach

The five tenets of our ESG strategy include: (1) Our Company; (2) Our Planet; (3) Our Supply Chain; (4) Our Products; and (5) Our People. In fiscal 2026, the ESG Steering Committee focused on our sustainability programs related to environmental sustainability, supply chain transparency and combatting forced labor. The committee's review included specific topics such as environmental target tracking, product life cycle assessment, regulatory compliance and supply chain engagement on Forced Labor and Human Rights. We performed an assessment of key indicators and engaged with our internal and external stakeholders to prioritize our ESG strategy.

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Microchip's commitment to being a responsible corporate citizen is shared by our board members, executive management team and employees. Our employee-empowered approach enables everyone to feel included in our sustainability journey and contribute to its future success. Our Nominating, Governance and Sustainability Committee and Board of Directors have ultimate oversight over all significant ESG matters.

Protecting our Environment with a Focus on Sustainability

We believe that sustainability projects support efficient operations while lowering costs and addressing the expectations of our stakeholders. Our commitment to the environment goes beyond our compliance with regulatory obligations at our global facilities. We have climate targets aligned with climate science, and we invest in green business practices. In calendar year 2025, we engaged in efforts to reduce our carbon footprint, energy consumption, water usage, wastewater discharge, and waste generation. The following focus areas are reported in our most recent Sustainability Report:

Emissions - We reduced Scope 1 and Scope 2 GHG emissions in 2025 after we had a third-party auditor conduct an ISO 14064-compliant limited assurance audit in 2024. In addition, we conducted a life cycle assessment of our top-selling products to calculate their product carbon footprint.

Energy - By upgrading equipment, lighting, and HVAC systems, we have reduced our energy consumption since 2018. To further reduce our Scope 2 carbon emissions, we purchased renewable energy in 2025.

Water/Wastewater - We have continued to reduce our water use through investments in water conservation and reclamation projects at our manufacturing facilities. We continued implementing tailored mitigation strategies at certain sites in 2025 in response to our ongoing water risk assessments.

Waste - Microchip has successfully executed multiple circularity initiatives in partnership with its waste management partners to sustainably dispose of waste streams generated from our operations, thereby diverting toxic waste from landfills. In calendar year 2025, we continued to divert waste away from our communities’ landfills, wastewater treatment sites, and the atmosphere.

Sustainable Products - We recognize the impact and significance of our products in enabling future climate solutions and therefore strive to manufacture low-power consumption and environmentally preferable products. We aim to use sustainable materials and manufacturing processes where possible. In 2025, we continued to expand our portfolio of low-power semiconductors that support energy-efficient infrastructure, renewable energy systems, and electric mobility applications.

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Supply Chain Engagement - We also collaborated with our supplier partners to identify environmental risks, focusing on data collection related to GHG emissions and emerging concerns such as PFAS (per- and polyfluoroalkyl substances). We continue to advance supply chain transparency through our participation as a Full Member of the Responsible Business Alliance (RBA) and by enforcing our Supplier Code of Conduct.

For more information, please see our latest Sustainability Report (which covers calendar year 2025) at: https://www.microchip.com/en-us/about/corporate-responsibility.

Human Capital and Culture

Addressing Human Rights Risks in the Workplace

We are committed to being a responsible corporate citizen and acting ethically and transparently in accordance with local, national and international laws and regulations and industry standards. Our commitment to social responsibility includes requiring our suppliers to respect human rights principles, health and safety, and to ethically address conflict minerals and the environment. In fiscal 2023, we published our Supplier Code of Conduct, which is aligned with our Vision, Mission Statement and Guiding Values. Our Supplier Code of Conduct supports Microchip’s Code of Business Conduct and Ethics. In April 2022, we first published our Human Rights Policy which covers ethical business conduct, employee rights and fair labor practices, anti-harassment, safety in the workplace, our commitment against forced labor, human trafficking and child labor, and our respect for freedom of association. Our Human Rights Policy is available at https://www.microchip.com/en-us/about/corporate-responsibility. Our supply chain partners are expected to follow our Human Rights Policy and our Supplier Code of Conduct which is modeled after that of the Responsible Business Alliance ("RBA"), a nonprofit organization comprised of companies committed to supporting the rights and well-being of workers and communities worldwide affected by the global supply chain.

At our Annual Meeting of Stockholders held on August 20, 2019, our stockholders approved a proposal for our Board to report on our processes for identifying and analyzing potential and actual human rights risks to workers in our operations and our supply chain. We published reports from 2021 through 2026. A copy of our most recent report is available at https://www.microchip.com/en-us/about/corporate-responsibility. As part of our assessment of these risks, in 2020, we aligned our Supplier Code of Conduct to the terms of the RBA Code of Conduct, which includes elements specific to preventing forced labor, such as requiring:

•employment be freely chosen by the employee;
•no workers under the age of 15, or the minimum age of the country, whichever is greater;
•wages and benefits comply with all applicable wage laws;
•no harsh and inhumane treatment including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers; and
•workplaces free of harassment and unlawful discrimination.

As part of our continued process improvements, in 2021 and 2023, we conducted on-site audits through independent auditors at three of our four non-US manufacturing facilities pursuant to RBA's Validated Assessment Program. In 2023 and 2024, we enhanced our supply chain review process on the topic of forced labor risks. Please see our latest Sustainability Report and our Report Regarding Ethical Recruitment and Forced Labor for more details regarding such matters.

Culture and Core Values

Over 30 years ago, Microchip created a cultural framework to unite its employees through shared workplace values, and to guide employees’ strategies, decisions, actions and job performance. Microchip’s culture has been centered on a values-based, highly-empowered, continuous-improvement oriented approach. At the core of our culture are employee empowerment, teamwork, collaboration, and communication, with the goal of driving engagement, and inspiring creativity and innovation. Today, this corporate culture continues to strengthen all aspects of our business and enables us to fulfill our purpose.

Microchip’s Guiding Values convey our overall philosophy, and are the basis from which we make our day-to-day decisions, and continue to cultivate our corporate culture. Our focus on communication provides transparency among leadership, promotes trust among employees, and is a critical part of Microchip’s culture.

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Compensation Programs

Microchip has competitive compensation programs which include equity components that allow employees to participate in our success. Eligible employees receive restricted stock units ("RSUs") at hiring and annually under our equity plan. Our employee stock purchase plans allow eligible employees an opportunity to purchase our common stock at a discount.

Please see the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for more detailed information regarding our compensation philosophy and programs.

Non-Discrimination and Equal Opportunity Employment

We believe employees of all backgrounds contribute to our ongoing success. It is important that we do not discriminate and that we support the needs of our employees. We design jobs and provide opportunities promoting employee teamwork, productivity, creativity, pride in work, trust, integrity, fairness, involvement, development, and empowerment. Employees receive recognition, promotions, and pay increases based on outstanding performance at the company, team, and individual levels. We foster our employees’ health and welfare by offering competitive and comprehensive employee benefits. All managers, supervisors and employees are responsible for maintaining a work environment that is free from discrimination and harassment, and for promptly reporting violations. Our policy on Non-Discrimination and Equal Opportunity Employment is available at https://www.microchip.com/en-us/about/corporate-responsibility.

Microchip provides equal employment opportunities and treats all applicants with respect. In the U.S., Microchip operates in compliance with EEO guidelines for recruitment and hiring practices. Regular and updated training is provided to recruiters as well as hiring managers to ensure understanding of hiring practices. Multiple recruiting sources are utilized by Microchip, including: our company career site, university job boards, Direct Employers, our Employment Service Delivery System (the system that posts jobs to state job boards and other agencies), Microchip social media postings, and attendance at many university and veteran career fairs and events.

Audit Committee Oversight of Information Security

Information security is the responsibility of our Information Security team, overseen by our Corporate Vice President, Chief Information Security Officer. We leverage a combination of the best practice standards of the National Institute of Standards and Technology Cybersecurity Framework and the International Organization for Standardization and Center for Internet Security to measure security posture, deliver risk management, and provide effective security controls. Our information security practices include development, implementation, and improvement of policies and procedures to safeguard information and help ensure availability of critical data and systems. Our Information Security team conducts information security awareness training for all employees with access to our computer systems. Our Audit Committee, comprised fully of independent directors, is responsible for oversight of cybersecurity, artificial intelligence and information security risks. Our Chief Information Security Officer delivers quarterly reports and updates to the Audit Committee, and our full Board is typically in attendance at these presentations, which include a wide range of topics including trends in cyber threats and the status of initiatives designed to bolster our security systems. For more information, see Item 1c of our most recently filed Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

Communications from Stockholders

Stockholders may communicate with the Board or individual members of the Board by writing to the attention of the Corporate Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.

2026 Proxy Statement	24

Committees of the Board

The following table lists our three standing Board committees, the directors who served on them at March 31, 2026, and the number of committee meetings held in fiscal 2026:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2026

Name	Audit	Compensation	Nominating, Governance and Sustainability
Ellen L. Barker	•		C
Rick Cassidy (1)		•	•
Matthew W. Chapman	C
Karlton D. Johnson (2)
Mitch Little (3)
Victor Peng (4)		•	•
Karen M. Rapp	•	C
Steve Sanghi
Meetings held in fiscal 2026	8	13	4

C = Chair
• = Member
(1)Mr. Cassidy was elected to our Board on May 2, 2025 and was appointed to the Compensation Committee and the Nominating, Governance and Sustainability Committee on May 20, 2025.
(2)Mr. Johnson served as the Chair of our Nominating, Governance and Sustainability Committee and was on our Audit Committee during fiscal 2026 until he stepped down from the Board on May 20, 2025.
(3)Mr. Little was elected to our Board on June 1, 2026.
(4)Mr. Peng was elected to our Board on February 10, 2025 and was appointed to the Compensation Committee and the Nominating, Governance and Sustainability Committee on May 20, 2025.

Audit Committee

The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of May 19, 2026. A copy of the Audit Committee charter is available at https://ir.microchip.com/governance/governance-documents.

In May 2026, our Board determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and Nasdaq listing standards. The Board has also determined that each of Mr. Chapman and Ms. Rapp meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.

In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and Nasdaq listing requirements. A copy of this policy is available at https://ir.microchip.com/governance/governance-documents.

Compensation Committee

Our Compensation Committee makes compensation decisions regarding our executive officers and administers our equity incentive and employee stock purchase plans adopted by our Board. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of May 19, 2026. The committee charter is available at https://ir.microchip.com/governance/governance-documents.

2026 Proxy Statement	25

In May 2026, the Board determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, Nasdaq listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Executive Compensation - Compensation Discussion and Analysis" at page 50.

Nominating, Governance and Sustainability Committee

Our Nominating, Governance and Sustainability Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating, Governance and Sustainability Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board. The responsibilities of our Nominating, Governance and Sustainability Committee are further described in the committee charter, as amended as of May 19, 2026, which is available at https://ir.microchip.com/governance/governance-documents.

Our Nominating, Governance and Sustainability Committee also oversees our policies and practices relating to ESG and other public policy matters relevant to Microchip. In this regard, the committee reviews and reports to the Board, and discusses with management, on a periodic basis, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, and governance issues, including our public reporting on these topics.

In May 2026, the Board determined that all members of the Nominating, Governance and Sustainability Committee are independent directors as defined by applicable SEC rules and Nasdaq listing standards.

When considering a candidate for a director position, the Nominating, Governance and Sustainability Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating, Governance and Sustainability Committee believes it is important that the members of the Board represent a broad range of viewpoints. Accordingly, the Nominating, Governance and Sustainability Committee considers a variety of factors in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating, Governance and Sustainability Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating, Governance and Sustainability Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements and Deadlines Regarding 2027 Stockholder Proposals or Nominations" and "Other Business and Director Nominations to Be Presented at the Annual Meeting" at page 83.

Attendance at the Annual Meeting of Stockholders

All directors are encouraged, but not required, to attend our annual meeting of stockholders. All then serving directors attended our Annual Meeting of Stockholders on August 19, 2025.

2026 Proxy Statement	26

REPORT OF THE AUDIT COMMITTEE (*)

Our Board has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at https://ir.microchip.com/governance/governance-documents.

Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and Nasdaq listing standards. This means that the Microchip Board has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board ("PCAOB") (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by PCAOB standards and the applicable requirements of the SEC. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2026 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.

Based on these reviews and discussions, we recommended to the Board that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2026 for filing with the SEC.

By the Audit Committee of the Board:

Matthew W. Chapman (Chair)	Ellen L. Barker	Karen M. Rapp
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.

2026 Proxy Statement	27

Director Compensation

Procedures Regarding Director Compensation

The Board, including executive officers serving on the Board, sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. In fiscal 2024, the Compensation Committee considered input from an independent consultant when considering non-employee director compensation matters.

Director Fees

During fiscal 2026, non-employee directors received an annual retainer of $100,000, paid in quarterly installments. Directors do not receive any additional compensation for telephonic meetings of the Board, or for meetings of committees of the Board. Our Lead Independent Director receives an additional annual fee of $30,000, paid in quarterly installments for their service in that role and the non-employee Chairs of Audit Committee, Compensation Committee and Nominating, Governance and Sustainability Committee receives additional annual fees of $30,000, $20,000 and $10,000 respectively, paid in quarterly installments, for their service in that role. If our Board Chair is a non-employee director, such director will receive an additional annual fee of $50,000, paid in quarterly installments. Effective April 1, 2026, the annual retainer was increased to $150,000, the Lead Independent Director fee was increased to $50,000 and the Nominating, Governance and Sustainability Chair fee was increased to $20,000.

Equity Compensation

During fiscal 2026, under the terms of our 2004 Equity Incentive Plan, on the date of our annual meeting of stockholders, each non-employee director is automatically granted that number of RSUs equal to $200,000 divided by the fair market value of a share of our common stock on the grant date, which RSUs shall vest in full on the earlier of (i) one day prior to the next annual meeting of stockholders, or (ii) one year from the date of grant. When a non-employee director is first appointed to the Board, the number of RSUs to be granted to such new director shall be prorated to reflect the portion of the year that the new director served on the Board.

All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date. In the event a non-employee director retires or elects not to stand for reelection, the vesting of any RSUs that would vest within one year of the date that such director notifies the Board of his or her decision to retire or not stand for reelection would be accelerated.

In accordance with the foregoing, on August 19, 2025, each of Mr. Chapman, Ms. Barker, Mr. Cassidy, Mr. Peng and Ms. Rapp were granted 3,090 RSUs. Mr. Cassidy received an initial grant of 1,258 RSUs when he joined the Board on May 2, 2025. Mr. Little received an initial grant of 472 RSUs when he joined the Board on June 1, 2026.

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The following table details the total compensation for Microchip's directors for fiscal 2026:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Steve Sanghi (2)	—	—	—	—	—
Ellen L. Barker	108,654	194,427	—	—	303,081
Rick Cassidy (3)	91,484	254,698	—	—	346,182
Matthew W. Chapman	160,000	194,427	—	—	354,427
Karlton D. Johnson (4)	27,500	—	—	—	27,500
Mitch Little (5)	—	—	—	—	—
Victor Peng	100,000	194,427	—	—	294,427
Karen M. Rapp	120,000	194,427	—	—	314,427

(1)The award of 3,090 RSUs to each of the non-employee directors on August 19, 2025 (except for Mr. Johnson) had a fair value on the grant date of $62.92 per share with an aggregate fair value of each award of $194,427 and a market value on the grant date of $64.71 per share with an aggregate market value of each award of approximately $200,000.
(2)Mr. Sanghi is an executive officer of Microchip and did not receive any additional compensation for his service on our Board.
(3)Mr. Cassidy was elected to our Board on May 2, 2025 and was awarded 1,258 RSUs for his service from May 2, 2025 through our fiscal 2025 Annual Meeting on August 19, 2025. The RSUs had a fair value and market value on the grant date of $47.91, with an aggregate market and fair value of approximately $60,271.
(4)Mr. Johnson stepped down from the Board effective May 20, 2025.
(5)Mr. Little was elected to our Board on June 1, 2026 and therefore did not receive any compensation for service on the Board during fiscal 2026.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Ms. Rapp (Chair), Mr. Cassidy and Mr. Peng. Each such person is an independent director. None of the directors who served on the Compensation Committee during fiscal 2026 or who currently serve on the Compensation Committee, had any related-party transaction with Microchip during fiscal 2026 other than compensation for service as a director, as applicable. In addition, none of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2026, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board.

CERTAIN TRANSACTIONS

During fiscal 2026, Microchip had no related-party transactions within the meaning of applicable SEC rules.

Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by Nasdaq and SEC rules and regulations. The Audit Committee may consult with the Board regarding certain conflict of interest matters that do not involve a member of the Board.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) and related rules under the U.S. Securities Exchange Act of 1934, as amended, require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2026, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2026, except that Mr. Sanghi filed one late Form 4 on July 16, 2025 reporting one transaction, Mr. Simoncic filed one late Form 4 on August 27, 2025 reporting one transaction and Mr. Simoncic filed one late Form 4 on April 3, 2026 reporting one transaction.

2026 Proxy Statement	29

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of seven directors: Ellen L. Barker, Rick Cassidy, Matthew W. Chapman, Mitch Little, Victor Peng, Karen M. Rapp and Steve Sanghi. Each of our seven directors was nominated for re-election to the Board at the annual meeting and each of the nominated directors has agreed to continue serving if re-elected.

Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a director.

The Board and the Nominating, Governance and Sustainability Committee have carefully considered the experience, structure, culture, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of stockholder value under the Board's leadership; the continued evolution of Microchip; the Board's role in continuing to develop and lead the strategic direction of Microchip; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing Microchip; and the Board's ongoing commitment to ensuring the long-term sustainability of Microchip to the benefit of its stockholders.

In evaluating director nominees, the Nominating, Governance and Sustainability Committee considers a broad range of factors, including experience, skills, perspectives and other relevant attributes, based on the needs of the Board. The Nominating, Governance and Sustainability Committee may also consider a candidate’s background and other characteristics as part of its holistic evaluation. The Board seeks a mix of diverse qualifications and viewpoints that, considered collectively, enhance its effectiveness and supports informed oversight of our business. These considerations are evaluated as part of the Committee’s overall assessment of candidates.

Our Board has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and Nasdaq listing standards: Ms. Barker, Mr. Cassidy, Mr. Chapman, Mr. Little, Mr. Peng and Ms. Rapp.

The term of office of each person who is elected as a director at the annual meeting will continue until the 2027 Annual Meeting of Stockholders and until such person's successor has been elected and qualified.

Vote Required; Board Recommendation

A nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld votes or broker "non-votes").

The Board and the Nominating, Governance and Sustainability Committee believe that fostering continuity on the Board by nominating all seven of our current directors for re-appointment is instrumental to the ongoing execution of our mission and strategy, as well as to the delivery of sustainable long-term value to our stockholders.

Our Board desires a mix of background and experience among its members. Our Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at Microchip. Maintaining a balance of tenure among the directors is also part of the Board's consideration. The effectiveness of the Board's approach to Board composition decisions is evidenced by the directors' participation in the insightful and robust, yet respectful, deliberation that occurs at Board and Board committee meetings, and in shaping the agendas for those meetings.

Our Board and executive management are dedicated to creating an environment where a variety of perspectives are valued and considered. Each Board member contributes unique experiences and viewpoints to our discussions. In addition to a range of backgrounds and experiences, we also recognize the importance of other unique attributes that directors may bring, including military service. We are proud to have a military veteran currently serving on our Board.

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Based on these considerations, among others, the Board unanimously recommends that stockholders vote "FOR" the nominees listed below.

Key Experience Highlights:
•November 2024 to Present - Chair of the Board, CEO and President, Microchip Technology Incorporated
•1993 to November 2024 - Chair of the Board of Directors, Microchip Technology Incorporated
•1991 to 2021 - CEO, Microchip Technology Incorporated
•1990 to 2016 - President, Microchip Technology Incorporated

Membership on Other Public Boards:
•2024 to Present - Intel Corporation, Board Member
•2021 to Present - Impinj, Inc., Board Chair
•2018 to 2020 - Mellanox Technologies Ltd.

Education:
•M.S. in Electrical and Computer Engineering from the University of Massachusetts
•B.S. in Electronics and Communication from Punjab University

Steve Sanghi Chair of the Board Age: 70 years old Director Since: August 1990
The Board concluded that Mr. Sanghi should be nominated to serve as a director based on his more than 30 years of service as Chief Executive Officer of Microchip and the strong leadership he has provided to Microchip over this period. The Board believes that Mr. Sanghi's management skills and technology and industry experience have been instrumental to Microchip's extraordinary growth and profitability over the past 30 years and to the strong position Microchip has attained in its key markets. The Board believes that these skills make him well-suited to serve as the Chair of Microchip's Board.

Microchip Board Committees:
•Nominating, Governance and Sustainability Committee (Chair)
•Audit Committee

Key Experience Highlights:
•2024 to Present - Board of Directors, Microchip Technology Incorporated
•2017 to 2021 - Senior Vice President and Chief Information Officer, Texas Instruments
•2014 to 2016 - Vice President, Chief Information Officer, Texas Instruments
•2011 to 2014 - Vice President, Controller and National Semiconductor Integration Manager, Texas Instruments

Education:
•M.B.A. in Business Administration from the University of Dallas
•B.A. in Business Administration from the University of Texas

Ellen L. Barker Independent Age: 63 years old Director Since: February 2024
The Board concluded that Ms. Barker should be nominated to serve as a director based on her more than 36 years of experience as a senior executive in the technology and finance sectors, where she has significantly contributed to the global growth of the semiconductor companies that employed her. The Board believes her leadership roles across analog, embedded processing, manufacturing, and defense, including her tenure as vice president and controller of several analog businesses, makes her well-suited to serve on the Board's Audit Committee and as Chair of the Nominating, Governance and Sustainability Committee.

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Microchip Board Committees:
•Compensation Committee
•Nominating, Governance and Sustainability Committee

Key Experience Highlights:
•2025 to Present - Board of Directors, Microchip Technology Incorporated
•2023 to 2025 - Chairman, TSMC Arizona*
•2014 to 2025 - Senior Vice President, Corporate Strategy Office, TSMC Ltd.*
•2020 to 2023 - President and CEO, TSMC Arizona
•2008 to 2014 - Corporate Vice President, TSMC Ltd.
•2005 to 2018 - President and CEO, TSMC North America

Membership on Other Public Boards:
•February 2025 to Present - SanDisk Corporation, Board Member and Lead Independent Director

Education:
•B.S. in Engineering from United States Military Academy at West Point

Rick Cassidy Independent Age: 74 years old Director Since: May 2025
*Mr. Cassidy served as Chairman and Director of TSMC Arizona and as Senior Vice President, Corporate Strategy Office of TSMC Ltd. until July 1, 2025, after which he transitioned to an executive advisory role with TSMC.

The Board concluded that Mr. Cassidy should be nominated to serve as a director recognizing his exceptional and distinguished career in the semiconductor industry. With over 45 years of experience, including senior leadership roles at Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC) and National Semiconductor, Mr. Cassidy has expertise in corporate strategy, customer trust, and operational excellence. Additionally, his service on the Global Semiconductor Alliance Board of Directors highlights his commitment to advancing the worldwide semiconductor ecosystem. The Board believes that Mr. Cassidy's strategic vision, industry leadership, and dedication to innovation qualify him to serve on the Board's Compensation Committee and the Nominating, Governance and Sustainability Committee.

Microchip Board Committee:
•Audit Committee (Chair)

Key Experience Highlights:
•1997 to Present - Board of Directors, Microchip Technology Incorporated; Audit Committee Chair since 1997; Lead Independent Director since 2024
•2007 to 2018 - CEO, Northwest Evaluation Association
•2002 to 2006 - Chair and CEO, Centrisoft Corporation
•1987 to 2000 - CEO, Concentrex Incorporated

Membership on Other Public Boards:
•1987 to 2000 - Concentrex Incorporated, Board Chair

Education:
•J.D. from the University of Oregon School of Law
•B.S. in Economics from the University of Portland

Matthew W. Chapman Lead Independent Director Age: 75 years old Director Since: May 1997
The Board concluded that Mr. Chapman should be nominated to serve as a director based on his significant CEO-level experience at several corporations. The Board also recognizes Mr. Chapman's experience in financial matters, management, and public company governance, which qualifies him as an audit committee financial expert under applicable rules and makes him well-suited to serve as Chair of the Board's Audit Committee. Additionally, the Board has appointed Mr. Chapman as the Lead Independent Director, recognizing his leadership skills and ability to provide independent oversight and guidance.

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Key Experience Highlights:
•June 2026 to Present - Board of Directors, Microchip Technology Incorporated
•2022 to Present - Founder, CUSP Advisory Group
•2019 to 2022 - Senior Vice President, Worldwide Client Engagement, Microchip Technology Incorporated
•2002 to 2019 - Vice President, Worldwide Sales and Applications, Microchip Technology Incorporated
•1999 to 2002 - Vice President, US Sales, Microchip Technology Incorporated

Education:
•B.S. in Electrical Technology from United Electronics Institute

Mitch Little Independent Age: 74 Director Since: June 2026
The Board concluded that Mr. Little should be nominated to serve as a director based on his extensive experience in the semiconductor industry and his long tenure in senior leadership roles at Microchip Technology Incorporated. Mr. Little brings more than five decades of industry experience, including nearly 33 years with Microchip, where he held a range of executive positions with increasing responsibility, including serving as Senior Vice President, Worldwide Client Engagement, where he led our global sales and applications organization. Mr. Little retired from Microchip effective May 31, 2022, and since founded CUSP Advisory Group and has authored two books, Shiftability: Creating a Sustainable Competitive Advantage in Selling and CUSP: Leading by Serving, When Outcomes Matter Most, to help lead others in understanding client value, excellence in co-creating leadership, and results outcome. The Board believes that Mr. Little’s deep knowledge of Microchip’s operations, global customer relationships, and the semiconductor industry, as well as his leadership and execution experience, make him well-suited to serve on the Board and contribute to its ongoing oversight of strategy and long-term value creation.

Microchip Board Committees:
•Compensation Committee
•Nominating, Governance and Sustainability Committee

Key Experience Highlights:
•2025 to Present - Board of Directors, Microchip Technology Incorporated
•2026 to Present - Interim Chief Executive Officer, PsiQuantum Corp.
•2022 to 2024 - President, Advanced Micro Devices, Inc.
•2018 to 2022 - Xilinx Inc., CEO

Membership on Other Public Boards:
•2026 to Present - Rambus Inc., Board Member
•2019 to Present - KLA Corporation, Board Member
•2017 to 2022 - Xilinx Inc., Board Member

Education:
•M.Eng. in Electrical Engineering from Cornell University
•B.S. in Electrical Engineering from Rensselaer Polytechnic Institute

Victor Peng Independent Age: 66 Director Since: February 2025
The Board concluded that Mr. Peng should be nominated to serve as a director, recognizing his extensive and distinguished career in the technology industry. With over 40 years of experience, including leadership and board roles, Mr. Peng has a proven track record of accelerating growth and transforming companies. He brings deep industry knowledge and valuable governance experience. The Board believes that his management skills and industry expertise make him exceptionally well-suited to serve on both the Compensation Committee and the Nominating, Governance and Sustainability Committee.

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Microchip Board Committees:
•Compensation Committee (Chair)
•Audit Committee

Experience - Highlights:
•2021 to Present - Board of Directors, Microchip Technology Incorporated
•2023 - Strategic Advisor to the CEO, National Instruments Corporation
•2017 to 2023 - Chief Financial Officer, National Instruments Corporation
•2015 to 2017 - Senior Vice President of Corporate Development, NXP Semiconductors N.V.
•2013 to 2015 - Vice President and Chief Information Officer, Freescale Semiconductor

Membership on Other Public Boards:
•2024 to Present - Cohu, Inc., Board Member
•2018 to Present - Plexus Corp., Board Member

Education:
•NACD Directorship Certified
•M.B.A. from the University of Texas at Austin
•B.S. in Finance from Northern Illinois University

Karen M. Rapp Independent Age: 58 Director Since: January 2021
The Board concluded that Ms. Rapp should be nominated to serve as a director based on her significant experience as a senior executive and board member of multiple companies in the technology industry, as well as being NACD Directorship Certified. The Board believes that Ms. Rapp's background and experience make her well-suited to serve on the Board’s Audit Committee and as Chair of the Compensation Committee. The Board also recognizes her experience in financial matters and that her background establishes her as an audit committee financial expert under applicable rules.

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PROPOSAL TWO

APPROVAL OF AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

Our 2004 Equity Incentive Plan (the "Plan") was initially adopted by our Board of Directors and approved by our stockholders in 2004. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards (which may be granted in the form of restricted stock or restricted stock units ("Restricted Stock Units" or "RSUs")), performance shares, performance units, and deferred stock units to our employees and consultants as well as for automatic grants of RSUs to the non-employee members of our Board of Directors.

Our Board of Directors is asking our stockholders to approve an amendment and restatement of the Plan which will increase the number of shares of common stock authorized for issuance thereunder by 12,000,000. Our Board of Directors believes that in order for us to remain competitive amidst the changing equity compensation landscape, we must be able to continue to use equity compensation arrangements to help us achieve our goal of attracting, retaining and motivating our personnel. We believe that, as amended and restated, the Plan will be an essential element of our competitive compensation package.

Reasons for Voting for this Proposal

Long-Term Equity is a Key Component of our Compensation Strategy.

Our compensation strategy is to compensate our personnel in a manner that retains the highly talented employees necessary to manage and staff our business in an innovative and competitive industry. Our employees are our most valuable asset and we strive to provide them with compensation packages that are competitive, reward personal and company performance, and help meet our retention needs. We believe that equity awards, the value of which depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element to achieving our compensation goals. Equity awards also reinforce employees' incentives to manage our business as owners, aligning employees' interests with those of our stockholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain, and motivate employees to continue to grow our business. As of March 31, 2026, there were approximately 12,820 employees (excluding executive officers), five executive officers, and five non-employee directors who were eligible to participate under the Plan. We believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders.

Requested Share Reserve Increase is Reasonable and Required to Meet our Forecasted Needs.

When we most recently increased the number of shares of common stock authorized for issuance under the Plan in 2024, we believed the shares of our common stock reserved for issuance under the Plan would be sufficient to enable us to grant equity awards until 2028. This estimate was based on forecasts that took into account our anticipated rate in growth in hiring, an estimated range of our stock price over time, and our anticipated burn rates.

Our Board of Directors believes it is necessary to reserve additional shares of our common stock under the Plan to meet our anticipated equity compensation needs for the next several years. When determining the increase in the number of shares of common stock reserved for issuance under the Plan, our Board considered that we must be able to continue to use equity compensation arrangements to help us achieve our goal of attracting, retaining and motivating our personnel. Our Board also considered the following:

•As of March 31, 2026, the number of shares of common stock that remained available for issuance under the Plan was 6,668,692 and we had 11,611,924 shares of common stock outstanding under the Plan. As of such date, the outstanding equity awards under the Plan covered a total of 11,611,924 shares of our common stock, which consisted of (i) 11,611,924 shares subject to outstanding RSUs which were subject to vesting restrictions and (ii) no shares were subject to outstanding options.

•In fiscal 2026, fiscal 2025 and fiscal 2024, our usage of shares of our common stock for our stock plans as a percentage of our outstanding stock (i.e., our "burn rate") was 0.98%, 0.93% and 0.49%, respectively. Our burn rate was calculated by dividing the number of shares subject to awards granted during the fiscal year by the weighted average number of shares outstanding during the fiscal year. Our average annual burn rate over this three-year period was 0.80%.

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•Our Board of Directors anticipates that the proposed share increase to the Plan will be sufficient for us to continue granting equity awards under the Plan through at least 2031 based on our average burn rate over the past three fiscal years. However, we are unable to predict our actual burn rate which will depend on a number of factors including the competitive dynamics for attracting, retaining and motivating our current and future employees, our future stock price, the impact of any future acquisitions we may make, any changes in tax laws, any changes in accounting rules related to share-based compensation and other factors. In particular, our Board considered that upon the closing of an acquisition, we may assume certain outstanding stock awards under the equity plans of the target company and such awards do not reduce the share reserve under Microchip's Plan. However, future equity awards to employees who join Microchip as a result of an acquisition will be made under the Plan and will reduce the share reserve under the Plan.

Our Board of Directors approved the amended and restated Plan on May 19, 2026. If stockholders approve this proposal, the amended and restated Plan will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be limited, as the Plan will continue to be administered in its current form and the share increase will not take effect.

The Plan Includes Compensation and Governance Best Practices

The Plan includes provisions that are considered best practices for compensation and corporate governance purposes. These provisions protect our stockholders' interest, as follows:

•Administration. The Plan is administered by the Compensation Committee, which consists entirely of independent non-employee directors.

•Repricing or Exchange Programs are Not Allowed. The Plan does not permit outstanding options or stock appreciation rights to be repriced or exchanged for other awards.

•Minimum Vesting Requirements. In general, awards vesting on the basis of an individual's continuous service with us will vest in full no earlier than the one-year anniversary of the grant date, although up to 5% of the shares reserved in the Plan may be granted without this minimum vesting requirement.

•Limited Transferability. Awards under the Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the Administrator (as defined below).

•No Tax Gross-ups. The Plan does not provide for any tax gross-ups.

•No Dividends on Unvested Restricted Stock. The Plan provides that a participant has no right to receive dividends on restricted stock until the restrictions on shares of restricted stock lapse.

•Awards Subject to Clawback Policy. The Plan provides that awards granted under the Plan are subject to reduction, cancellation or forfeiture under the terms of our compensation recovery (clawback) policy as in effect from time to time, or any other clawback policy we adopt or amend in order to comply with applicable laws, including our Compensation Recovery Policy.

•Director Grant Limits. Non‐employee members of our Board of Directors may not be granted, in any fiscal year, awards in excess of limits contained in the Plan. However, pursuant to Section 21 of the Plan, the Board has discretion to amend the Plan to increase such limits, subject to compliance with applicable law.

•No Single-Trigger Change of Control Vesting. The Plan does not provide for automatic vesting of awards based solely on occurrence of a change in control unless awards are not assumed or substituted in connection with the change of control.

Our executive officers and directors have an interest in the approval of the Plan because they are eligible to receive equity awards under the Plan.

Please see the summary of our Plan, as amended and restated, below.

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Vote Required and Recommendation

An affirmative vote of a majority of the votes cast negatively or affirmatively on this proposal at our 2026 Annual Meeting is required to approve our amended and restated Plan. Abstentions and broker "non-votes" are not counted for purposes of approving our amended and restated Plan and thus will not affect the outcome of the voting on such proposal.

Our Board of Directors unanimously recommends a vote "FOR" Proposal Two, the approval of our amended and restated 2004 Equity Incentive Plan.

Description of the Plan

The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the amended and restated Plan, which is attached as Appendix B. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.

General. The purposes of the Plan are to attract and retain the best available personnel, provide additional incentive to our employees, consultants and non-employee directors and promote the success of our business.

Shares Available for Issuance. Upon approval of the amended and restated Plan and subject to adjustment for changes in our capitalization, the maximum aggregate number of shares of common stock which may be issued under the Plan is 84,389,717 shares of common stock.

If an award expires or becomes unexercisable without having been exercised in full, or with respect to restricted stock, RSUs, performance shares, performance units or deferred stock units, is forfeited to or repurchased by us, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to stock appreciation rights, the gross shares issued (i.e., shares actually issued pursuant to a stock appreciation right, as well as the shares that represent payment of the exercise price and any applicable tax withholdings pursuant to a stock appreciation right) shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if shares of restricted stock, performance shares, performance units or deferred stock units are repurchased by us at their original purchase price or are forfeited to us, such shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an award shall become available for future grant or sale under the Plan. To the extent an award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of shares available for issuance under the Plan.

Administration. The Plan may be administered by our Board of Directors or a committee or committees, which may be appointed by our Board of Directors (the "Administrator").

Subject to the provisions of the Plan, the Administrator has the authority to: (i) construe and interpret the plan and awards; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; (iii) select the service providers to whom awards are to be granted (apart from the non-employee director automatic grant provisions); (iv) subject to the limits set forth in the Plan, determine the number of shares or equivalent units to be granted subject to each award; (v) determine whether and to what extent awards are to be granted; (vi) determine the terms and conditions, not inconsistent with the terms of the Plan, applicable to awards granted under the Plan; (vii) modify or amend any outstanding award subject to applicable legal restrictions and the restrictions set forth in the Plan; (viii) authorize any person to execute, on our behalf, any instrument required to effect the grant of an award; (ix) approve forms of agreement for use under the Plan; (x) allow participants to satisfy tax withholding obligations by electing to have Microchip withhold from the shares or cash to be issued upon exercise, vesting of an award (or distribution of a deferred stock unit) that number of shares or cash having a fair market value equal to the minimum amount required to be withheld; (xi) determine the fair market value of the shares of our common stock and (xii) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.

Plan Term. Unless previously terminated by the Board of Directors, the Plan shall terminate on August 24, 2031.

Discount Award Limitations. No stock options or stock appreciation rights may be granted with an exercise price that is less than 100% of fair market value on the date of grant.

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No Repricing. The Plan prohibits option or stock appreciation right repricing, including by way of an exchange for another award or for cash.

Eligibility. The Plan provides that awards may be granted to our employees, consultants and non-employee directors.

Minimum Vesting Requirements. Except with respect to 5% of the maximum number of shares issuable under the Plan, no award that vests on the basis of an individual's continuous service with us will vest earlier than one year following the date of grant; provided, however, that vesting of an award may be accelerated upon the death, disability, or involuntary termination of the service of the grantee, or in connection with a corporate transaction, as defined in the Plan.

Terms and Conditions of Options. Each option granted under the Plan is evidenced by a written stock option agreement between the participant and Microchip and is subject to the following terms and conditions:

(a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. However, the exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted. For purposes of the Plan, "fair market value" is generally the closing sale price for the common stock (or the closing bid if no sales were reported) on the date the option is granted.

(b) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, other shares of our common stock owned by the participant, delivery of an exercise notice together with irrevocable instructions to a broker to deliver to us the exercise price from sale proceeds, by a combination thereof, or by such other consideration and method of payment to the extent permitted by applicable laws.

(c) Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.

(d) Termination of Employment. If a participant's employment terminates for any reason (other than death or permanent disability), all options held by such participant under the Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

(e) Permanent Disability. If an employee is unable to continue employment with us as a result of permanent and total disability (as defined in the Code), all options held by such participant under the Plan shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for six months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

(f) Death. If a participant dies while employed by us, 100% of his or her awards shall immediately vest, and his or her option shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for 12 months following the participant's termination. The executors or other legal representatives or the participant may exercise all or part of the participant's option at any time before such expiration with respect to all shares subject to such option.

(g) Other Provisions. The stock option agreement may contain terms, provisions and conditions that are consistent with the Plan as determined by the Administrator.

Annual Grant Limit. No participant may be granted stock options and stock appreciation rights to purchase more than 3,000,000 shares of common stock in any fiscal year, except that up to 8,000,000 shares may be granted in the participant’s first fiscal year of service.

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Terms and Conditions of Stock Appreciation Rights. The Administrator determines the exercise price of stock appreciation rights (or "SARs") at the time they are granted. However, the exercise price of a SAR may not be less than 100% of the fair market value of the common stock on the date the SAR is granted. Otherwise, the Administrator, subject to the provisions of the Plan (including the grant limit referred to above and the minimum vesting requirements), shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, in no event shall a SAR granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.

Payment of Stock Appreciation Right Amount. Upon exercise of an SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the fair market value of a share on the date of exercise and the exercise price and (ii) the number of shares for which the SAR is exercised.

Payment upon Exercise of Stock Appreciation Right. At the discretion of the Administrator, payment to the holder of an SAR may be in cash, shares of our common stock or a combination thereof. To the extent that an SAR is settled in cash, the shares available for issuance under the Plan shall not be diminished as a result of the settlement.

Stock Appreciation Right Agreement. Each SAR grant shall be evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the committee, in its sole discretion, shall determine.

Expiration of Stock Appreciation Rights. SARs granted under the Plan expire as determined by the Administrator, but in no event later than ten years from date of grant. No SAR may be exercised by any person after its expiration. The same provisions regarding termination of service that apply to options apply to SARs.

Terms and Conditions of Restricted Stock. Subject to the terms and conditions of the Plan, restricted stock may be granted to our employees and consultants at any time and from time to time at the discretion of the Administrator. Subject to the minimum vesting requirements, the Administrator has complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. However, no participant shall be granted a restricted stock award covering more than 600,000 shares in any of our fiscal years, except that up to 1,500,000 shares may be granted in the participant's first fiscal year of service. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares. Restricted stock may also be granted in the form of RSUs. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of a share of our common stock. RSUs are taxed differently from awards of restricted stock, as described below in the section of this Proposal entitled "Federal Tax Information."

Restricted Stock Award Agreement. Each restricted stock grant shall be evidenced by an agreement that specifies the purchase price (if any) and such other terms and conditions as the Administrator shall determine; provided, however, that if the restricted stock grant has a purchase price, the purchase price must be paid no more than ten years following the date of grant.

Terms and Conditions of Performance Shares. Subject to the terms and conditions of the Plan, performance shares may be granted to our employees and consultants at any time and from time to time as determined at the discretion of the Administrator. The Administrator has complete discretion to determine (i) the number of shares of our common stock subject to a performance share award granted to any participant and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. However, no participant shall be granted a performance share award covering more than 600,000 shares in any of our fiscal years, except that up to 1,500,000 shares may be granted on the participant's first fiscal year of service.

Performance Share Award Agreement. Each performance share grant shall be evidenced by an agreement that specifies such other terms and conditions as the Administrator, in its sole discretion, shall determine.

Terms and Conditions of Performance Units. Performance units are similar to performance shares, except that they are settled in cash equivalent to the fair market value of the underlying shares of our common stock, determined as of the vesting date. The shares available for issuance under the Plan shall not be diminished as a result of the settlement of a performance unit. No participant shall be granted a performance unit award covering more than $1,500,000 in any of Microchip's fiscal years, except that a newly hired participant may receive a performance unit award covering up to $4,000,000 in the participant's first fiscal year of service.

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Performance Unit Award Agreement. Each performance unit grant shall be evidenced by an agreement that shall specify such terms and conditions as shall be determined at the discretion of the Administrator.

Terms and Conditions of Deferred Stock Units. Deferred stock units consist of restricted stock, performance share or performance unit awards that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units are subject to the individual annual limits that apply to each type of award.

Dividend Equivalent Right Restrictions. The Plan does not permit the granting of dividend equivalent rights, including but not limited to, on options or SARs. Accordingly, in no event will dividend equivalent rights be paid out on unearned performance-based vesting awards under the Plan.

Awards to Non-Employee Directors. The Plan provides for initial and annual awards to non‐employee directors within prescribed parameters. Specifically, each Non‐Employee Director is entitled to receive the following automatic grants: (i) for new Non‐Employee Directors, a grant of that number of RSUs equal to (i)(A) $200,000 divided by (B) the Fair Market Value, multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the Company’s last annual stockholders’ meeting and the date the Non‐Employee Director becomes a member of the Board and (B) the denominator of which is 12, rounded down to the nearest whole Share (the "Initial RSU Grant"), and (ii) for continuing Non‐Employee Directors (including any Non‐Employee Director appointed on the date of the Company’s annual stockholders’ meeting) shall be automatically granted that number of Restricted Stock Units equal to $200,000 divided by the Fair Market Value, rounded down to the nearest whole Share (the "Annual RSU Grant"), provided that such Non‐Employee Director has been elected by the stockholders to serve as a member of the Board at that annual meeting. The Initial RSU Grant vests one hundred percent (100%) upon the earlier of the date that is one‐year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting following the date of grant. The Annual RSU Grant vests one hundred percent (100%) upon the earlier of the date that is one year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting following the date of grant. Vesting of the Initial RSU Grant and the Annual RSU Grant is contingent upon the applicable Non‐Employee Director maintaining continued status as a non‐employee director through the applicable vesting date. Pursuant to Section 21 of the Plan, the Board has authority to amend the Plan to increase the aggregate market value of the Initial RSU Grants and the Annual RSU Grants, subject to compliance with applicable law. The Board has, from time to time, amended the Plan to allow for a one-time grant and to increase the aggregate market value of the Initial RSU Grants and the Annual RSU Grants in order to help align non-employee director compensation with market practice and to reflect the increased time that non-employee directors devote to service on the board, although the Plan has not been amended to adjust the value of Initial RSU Grants and Annual RSU Grants since 2023.

Non-Transferability of Awards. Unless determined otherwise by the Administrator, an award granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an award granted under the Plan be exchanged for consideration. If the Administrator makes an award granted under the Plan transferable, such award shall contain such additional terms and conditions as the Administrator deems appropriate.

Acceleration upon Death. In the event that a participant dies while a service provider, 100% of his or her awards shall immediately vest.

Leave of Absence. In the event that a participant goes on an unpaid leave of absence, award vesting will cease until the participant returns to work, except as required by law or as determined by the Administrator.

Forfeiture Events. Awards under the Plan are subject to any applicable compensation recoupment policy that we adopt from time to time as required by law, any clawback policy in effect when the award is granted under the Plan (including our clawback policy adopted in November 2023, which may be amended and in effect from time to time), and any other clawback that is necessary or appropriate to comply with applicable laws. In addition, the Administrator may specify in an award agreement that a participant’s award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursements or reacquisition upon certain specified events, in addition to any otherwise applicable vesting or performance requirements. These events may include without limitation, termination for cause or any action or inaction by the participant that would constitute cause for termination.

Forfeiture on Misconduct. Should (i) a participant's service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) a participant makes any unauthorized use or disclosure of confidential information or trade secrets of Microchip or its parent or subsidiary, then all outstanding awards held by the participant will terminate immediately and cease to be outstanding, including both vested and unvested awards.

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Adjustment Upon Changes in Capitalization. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Plan, the individual fiscal year limits applicable to restricted stock, RSUs, performance share awards, SARs and options, the number and class of shares of stock subject to any award outstanding under the Plan, and the exercise price of any such outstanding option or SAR or other award, provided that such automatic adjustments will not be made to the number of shares to be granted to our non-employee directors under the Plan. Any such adjustment shall be made by the Compensation Committee of our Board of Directors, whose determination shall be conclusive.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Microchip, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a participant to have the right to exercise his or her option or SAR until ten days prior to such transaction as to all the shares covered by the award, including shares as to which the award would not otherwise be exercisable. The Administrator may provide that any repurchase option or forfeiture rights held by Microchip will lapse 100% and vesting will accelerate 100%, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent that it has not been exercised (with respect to options or SARs) or vested (with respect to other awards), an award will terminate immediately prior to the consummation of the proposed action.

Change of Control. In the event of a change of control of Microchip, the successor corporation (or its parent or subsidiary) will assume or substitute each outstanding award. If the successor corporation refuses to assume the awards or to substitute equivalent awards, such awards shall become 100% vested. In such event, the Administrator shall notify the participant that each award subject to exercise is fully exercisable for 30 days from the date of such notice and that the award terminates upon expiration of such period.

Amendment, Suspensions and Termination of the Plan. Our Board of Directors may amend, suspend or terminate the Plan at any time; provided, however, that stockholder approval will be required for any amendment to the Plan to the extent necessary or desirable to comply with applicable law. The Plan will terminate in August 2031 unless earlier terminated by the Board of Directors.

Federal Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the Plan. Tax consequences for any particular individual may be different.

Options. Options granted under the Plan are nonstatutory options that do not qualify as incentive stock options under Section 422 of the Code.

A participant will not recognize any taxable income at the time the participant is granted a nonstatutory option. However, upon its exercise, the participant will recognize taxable income generally measured as the excess of the then-fair market value of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by a participant who is also our employee will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares of our common stock would be a capital gain or loss.

Stock Appreciation Rights. No taxable income is reportable when an SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received and/or the amount of cash received. Any taxable income recognized in connection with exercise of an SAR by a participant who is also our employee will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares of our common stock would be a capital gain or loss.

Restricted Stock, Performance Units and Performance Shares. A participant will not have taxable income upon grant (unless, with respect to restricted stock that is not in the form of RSUs, the participant elects to be taxed at that time). Instead, they will recognize ordinary income at the time of vesting/delivery equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares of our vested common stock. Any taxable income recognized in connection with an award of restricted stock, performance units, and performance shares by a participant who is also our employee will be subject to tax withholding by us.

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Deferred Stock Units. Typically, a participant will recognize employment taxes upon the vesting of a deferred stock unit and income tax upon its delivery. The participant may be subject to additional taxation, interest and penalties if the deferred stock unit does not comply with Section 409A of the Code.

Tax Effect for Microchip. We generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a non-qualified stock option). Special rules limit the deductibility of certain compensation paid to our Chief Executive Officer and other "covered employees". As a result of the Tax Cuts and Jobs Act, and except for certain grandfathered arrangements, under Section 162(m) of the Code, any compensation over $1,000,000 paid to the covered employees is not deductible by the Company.

Section 409A of the Code. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A of the Code also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A of the Code imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A of the Code requires that such individual's distribution commence no earlier than six months after such officer's separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. In addition, certain states such as California have enacted laws similar to Section 409A of the Code which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have reporting requirements with respect to such amounts, and will have certain withholding requirements.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND MICROCHIP UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A SERVICE PROVIDER MAY RESIDE.

Accounting Treatment. Under current accounting rules mandating expensing for all compensatory equity awards, including stock options and RSUs, we recognize compensation expense for all awards granted under the Plan. This will result in a direct charge to our reported earnings.

Number of Awards Granted to Employees, Consultants, and Directors

The amount, timing, and value of discretionary awards under the Plan, including grants to our CEO and President, our CFO and our three other most highly compensated executive officers, is in the discretion of the Administrator and therefore not determinable in advance. The number of shares subject to future awards of RSUs to non-employee directors is subject to the election of such individuals as directors and the fair market value of the common stock on the date the RSUs are granted but will be consistent with the terms of the Plan, as described in this proposal and in the section of this Proxy Statement entitled "Director Compensation." No options were granted under the Plan during fiscal 2026. The following table sets forth the aggregate number of time-based RSUs and performance-based RSUs granted under the Plan during fiscal 2026 to each of our named executive officers; executive officers as a group; directors who are not executive officers as a group; and all employees who are not executive officers as a group:

Name of Individual or Group	Number of Shares Subject to time-based RSUs Granted	Dollar Value of Shares Subject to time-based RSUs Granted (1)	Number of Shares Subject to performance-based RSUs Granted	Dollar Value of Shares Subject to performance-based RSUs Granted (1)
Steve Sanghi, Chair of the Board, CEO and President (2)	191,113	$12,351,804	200,530	$25,936,145
Richard J. Simoncic, Chief Operating Officer	23,213	$1,274,916	20,485	$2,189,206

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Name of Individual or Group	Number of Shares Subject to time-based RSUs Granted	Dollar Value of Shares Subject to time-based RSUs Granted (1)	Number of Shares Subject to performance-based RSUs Granted	Dollar Value of Shares Subject to performance-based RSUs Granted (1)
J. Eric Bjornholt, Senior Corporate VP and CFO	15,036	$826,972	12,906	$1,379,244
Mathew B. Bunker, Senior Corporate VP, Operations	11,731	$644,595	10,124	$1,082,870
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement	9,891	$546,675	7,899	$845,832
All executive officers, as a group (5 total)	250,984	$15,644,962	251,944	$31,433,297
All directors who are not executive officers, as a group (6 total)	16,708	$1,060,040	—	$—
All employees who are not executive officers, as a group (12,820 total)	4,768,520	$266,521,155	37,555	$4,021,036

(1)Reflects the aggregate grant date fair value of awards computed under ASC 718.
(2)Includes approximately $28.2 million for awards granted in connection with Mr. Sanghi's appointment as permanent CEO on July 11, 2025 and which vest over a three-year period starting May 15, 2028, approximately $8.8 million for quarterly RSU and PSU evergreen awards granted, and approximately $1.3 million for RSU awards granted in lieu of cash for MICP and ECBP.

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PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2027. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.

We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Fees Paid to Independent Registered Public Accounting Firm

The following table lists the fees billed or to be billed by Ernst & Young LLP for the last two fiscal years.

	Fiscal Year
	2026	2025
Audit Fees (1)	$6,977,000	$7,357,000
Audit-Related Fees (2)	85,000	100,000
Tax Fees (3)	570,000	833,000
All Other Fees (4)	—	—
Total	$7,632,000	$8,290,000

(1)Represents fees associated with our annual audit, statutory audits required internationally, the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly reports and advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements.
(2)Represents fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation.
(3)Represents fees associated with tax return preparation, tax advice and tax planning.
(4)Represents fees for support and advisory services not related to audit services or tax services.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2026, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.

Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2026 and fiscal 2025 were compatible with maintaining the independence of Ernst & Young LLP.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the 2026 Annual Meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2027. Abstentions and broker "non-votes" are not counted

2026 Proxy Statement	44

as votes cast affirmatively or negatively and thus will not affect the outcome of the voting on such proposal. Because this is a routine proposal, we do not expect any broker "non-votes".

Upon the recommendation of our Audit Committee, our Board unanimously recommends that stockholders vote "FOR" Proposal Three, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

2026 Proxy Statement	45

PROPOSAL FOUR

APPROVAL OF EXECUTIVE COMPENSATION

As contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the U.S. Securities Exchange Act of 1934, as amended, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").

At our most recent Annual Meeting of Stockholders on August 19, 2025, 45.65% of the votes cast were voted in support of our Say-on-Pay proposal. See "Say-on-Pay Vote and Stockholder Engagement" beginning on page 9 for further discussion of our say-on-pay vote in August 2025. At our August 22, 2023 Annual Meeting, our stockholders approved a Say-on-Pay frequency period of one year and, based on such approval, we determined to conduct a Say-on-Pay vote each year.

As described in the section "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.

Stockholders are urged to read the "Executive Compensation — Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 50 which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2026 compensation of our named executive officers. The Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the "Executive Compensation — Compensation Discussion and Analysis," the "Summary Compensation Table" and the other related tables and disclosures.

The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee, or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2027 Annual Meeting.

Our executive officers have an interest in the approval of Proposal Four because the proposal relates to the compensation of our executive officers.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the 2026 Annual Meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving the

2026 Proxy Statement	46

compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.

Our Board unanimously recommends voting "FOR" Proposal Four, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of June 22, 2026 for: (a) each director and director nominee, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the "Summary Compensation Table," (c) all current directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
BlackRock, Inc. (2)	54,307,425	10.00
Vanguard Capital Management, LLC (3)	40,620,884	7.48
Vanguard Portfolio Management, LLC (4)	32,469,341	5.98
State Street Corporation (5)	27,720,233	5.10
Steve Sanghi (6)	9,452,437	1.74
Matthew W. Chapman (7)	20,755	*
Karen M. Rapp (7)	14,227	*
Ellen L. Barker (7)	6,887	*
Victor Peng (7)	5,416	*
Rick Cassidy (7)	4,348	*
Mitch Little (8)	1,558	*
Richard J. Simoncic (9)	137,728	*
J. Eric Bjornholt (10)	35,772	*
Mathew B. Bunker (11)	21,340	*
Joseph R. Krawczyk II (12)	17,621	*
All current directors and executive officers as a group (11 people) (13)	9,718,089	1.79

* Represented less than 1% of the outstanding shares of common stock as of June 22, 2026. Our shares of common stock outstanding as of June 22, 2026 were 543,008,370.

(1)For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to RSUs that will vest within 60 days of June 22, 2026. With respect to RSUs that will vest within 60 days of June 22, 2026, the full vesting amount of shares has been included in the table, however, the actual shares issued are expected to be lower as the shares actually issued will be net of taxes. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to RSUs that vest within 60 days of June 22, 2026 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group, but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group. Unless otherwise indicated, the address for each stockholder listed is: c/o Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
(2)Address is 50 Hudson Yards, New York, NY 10001. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 6, 2026, with the exception of the percentage of common stock held which is based on shares outstanding as of June 22, 2026. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 54,307,425 shares of common stock; and (ii) has sole power to vote or direct the vote of 50,911,781 shares of common stock.
(3)Address is 100 Vanguard Blvd, Malvern, PA 19355. All information is based solely on the Schedule 13G filed by Vanguard Capital Management, LLC on April 30, 2026, with the exception of the percentage of common stock held which is based on shares outstanding as of June 22, 2026. Such Schedule 13G indicates that Vanguard Capital Management, LLC (i) has sole power to dispose of or direct the disposition of 40,620,884 shares of common stock; and (ii) has sole power to vote or direct the vote of 5,495,811 shares of common stock.
(4)Address is 100 Vanguard Blvd, Malvern, PA 19355. All information is based solely on the Schedule 13G filed by Vanguard Portfolio Management, LLC on April 29, 2026, with the exception of the percentage of common stock held which is based on shares outstanding as of June 22, 2026. Such Schedule 13G indicates that Vanguard Capital Management, LLC (i) has sole power to dispose of or direct the disposition of 32,469,341 shares of common stock; and (ii) has sole power to vote or direct the vote of 63,962 shares of common stock.

2026 Proxy Statement	48

(5)Address is One Congress Street, Suite 1, Boston, MA 02114. All information is based solely on the Schedule 13G/A filed by State Street Corporation on February 5, 2025, with the exception of the percentage of common stock held which is based on shares outstanding at June 22, 2026. Such Schedule 13G/A indicates that State Street Corporation (i) has shared power to dispose of or direct the disposition of 27,718,000 shares of common stock; and (ii) has shared power to vote or direct the vote of 18,108,756 shares of common stock.
(6)Includes 3,504,535 shares held of record by The Sanghi Trust (the "Sanghi Trust"), 5,905,872 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership") and includes an aggregate of 42,030 shares subject to RSUs that vest within 60 days of June 22, 2026. Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.
(7)Includes an aggregate of 3,090 shares subject to RSUs that vest within 60 days of June 22, 2026.
(8)Includes an aggregate of 472 shares subject to RSUs that vest within 60 days of June 22, 2026.
(9)Includes an aggregate of 130,508 shares held of record by Richard Simoncic and Melody Simoncic as trustees, and 7,220 RSUs that vest within 60 days of June 22, 2026.
(10)Includes 28,573 shares held of record by J. Eric Bjornholt as trustee, and includes an aggregate of 7,199 shares subject to RSUs that vest within 60 days of June 22, 2026.
(11)Includes 17,222 shares held of record by Mathew B. Bunker as trustee, and includes an aggregate of 4,118 shares subject to RSUs that vest within 60 days of June 22, 2026.
(12)Includes 15,144 shares held of record by Joseph R. Krawczyk II as trustee, and includes an aggregate of 2,477 shares subject to RSUs that vest within 60 days of June 22, 2026.
(13)Includes an aggregate of 78,966 RSUs that vest within 60 days of June 22, 2026.

2026 Proxy Statement	49

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program

The members of the Compensation Committee of our Board serving on such committee as of March 31, 2026 and as of the date of this Proxy Statement were Ms. Rapp (Chair), Mr. Cassidy and Mr. Peng. The Compensation Committee considers the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, our CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.

Our Executive Compensation Policy and Objectives

Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:
•rewards performance that may contribute to increased stockholder value,
•attracts, retains, motivates and rewards individuals with competitive compensation opportunities,
•aligns an executive officer's total compensation with our business objectives,
•fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "Guiding Values,"
•balances short-term and long-term strategic goals, and
•builds and encourages ownership of our common stock.

Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.

We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2026 were consistent with our "pay-for-performance" philosophy and reflected the business conditions we experienced during the year.

Policy/Practice	Summary
Engaged Independent Consultants	Compensation Committee engaged independent consultants to benchmark compensation for permanent CEO and to compare compensation for executive officers to our compensation peer group.
One-year minimum vesting period for equity awards	Our 2004 Equity Plan requires a minimum one-year vesting period with respect to at least 95% of awards issued thereunder, subject to limited exceptions such as death, disability or a change of control of Microchip.
No excise tax gross-ups	In June 2024, we implemented a new form of change of control agreement that does not provide for an excise tax gross-up payment.
Limited perquisites	We provide limited perquisites or other personal benefits to our Named Executive Officers and generally provide air and other travel for our Named Executive Officers for business purposes only. We do not own or lease private aircraft.
Anti-hedging, pledging and margin policy	Our insider trading policy prohibits short sales and trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our stock. Also, our policy prohibits pledging our securities as collateral for any loan and prohibits holding our common stock in a margin account.

2026 Proxy Statement	50

Policy/Practice	Summary
Stock ownership requirements
We have stock ownership requirements for our Board members, our Chief Executive Officer and our other Named Executive Officers. Our statement regarding our policy can be found on our webpage at: https://ir.microchip.com/governance/governance-documents.

Clawback/recovery rights	In October 2023, we adopted a compensation recovery ("clawback") policy in compliance with the listing standards of Nasdaq pursuant to which we are required to recover certain incentive-based compensation received by our executive officers as a result of achieving financial performance goals that are not met under any restated financial results.

Named Executive Officers

Throughout this discussion and elsewhere in this Proxy Statement, the following individuals are referred to as our "Named Executive Officers":

Steve Sanghi	Richard J. Simoncic	J. Eric Bjornholt	Mathew B. Bunker	Joseph R. Krawczyk II
Chair of the Board, CEO and President	Chief Operating Officer	Senior Corporate VP and CFO	Senior Corporate VP, Operations	Senior Corporate VP, Worldwide Client Engagement

Executive Compensation Process

The Compensation Committee evaluates and establishes the compensation of our executive officers, including our named executive officers. The Compensation Committee seeks input from our CEO and President when discussing the performance of, and compensation levels for, the executive officers other than himself. Our CEO and President does not participate in deliberations relating to his own compensation.

The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent other companies' compensation practices are reviewed, such information is obtained from our independent compensation consultant and publicly available sources.

In October 2025, the Compensation Committee retained Semler Brossy Consulting Group LLC ("Semler Brossy") as its independent consultant to perform a review of our executive compensation program relative to the competitive market including an analysis of executive compensation relative to market and peer group data. The peers that were selected as part of the benchmark review were:

Amkor Technology	GoDaddy	Monolithic Power	Skyworks
Analog Devices	KLA	NXP Semiconductors	Teradyne
First Solar	Marvell	ON Semiconductor	Texas Instruments
Gen Digital	MKS	Qorvo	Western Digital

2026 Proxy Statement	51

The results of the analysis were that Mr. Sanghi’s compensation package for fiscal 2026 was 41% of the median of the peer group and our executive pay was 28% of the median of the peer group. Semler Brossy was compensated $24,081 for their services to the Compensation Committee in fiscal 2026.

Other than the foregoing engagement, Semler Brossy did not provide any other services for us or the Compensation Committee in fiscal 2026. In fiscal 2026, Compensia was paid to provide the Compensation Committee with a market analysis of CEO pay for $5,301 but did not provide any other services for us or the Compensation Committee in fiscal 2026.

The Compensation Committee evaluated its relationships with Semler Brossy and Compensia to ensure that it believes that each such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided. Based on this review, as well as consideration of the factors affecting independence set forth in the listing standards of Nasdaq and the relevant SEC rules, the Compensation Committee has determined that no conflict of interest was raised by the work of Semler Brossy or Compensia and such firms met the independence requirements of such rules.

The Compensation Committee used the analysis from Semler Brossy and Compensia described above to assess the overall reasonableness and competitiveness of the compensation packages for our executive officers but exercised its judgment in setting compensation levels and allocating compensation among the various elements of each executive’s total compensation package. Other than the engagement of the firms described above, we do not engage consultants to assist with executive compensation matters.

The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or average.

Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO and President. These objectives are then reviewed by our Board and are the overall financial and business objectives on which incentive compensation is based.

The Compensation Committee sets the compensation of our CEO and President in the same manner as each of our other executive officers. In particular, the Compensation Committee considers such executive’s level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of executives of other companies in the semiconductor or related industries in our market. Mr. Sanghi participates in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, their compensation is subject to the same performance metrics as our other executive officers under our Management Incentive Compensation Plan ("MICP").

For fiscal 2026, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.

At our last Annual Meeting of Stockholders held on August 19, 2025, our stockholders did not approve an advisory (non-binding) proposal concerning our executive compensation program, with approximately 45.65% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2027. See "Say-on-Pay Vote and Stockholder Engagement" section beginning on page 9 for discussion of actions we took in response to our say-on-pay vote in August 2025.

Elements of Compensation

Our executive compensation program is currently comprised of four major elements:
•annual base salary,
•incentive cash bonuses,
•equity compensation, and
•compensation and employee benefits generally available to all of our employees.

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The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.

Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.

Base Salaries. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall level of net sales and end market demand and the level of net sales and end market demand in our business units, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income per diluted share, adjusted cash flow from operating activities, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility, performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. Based on the foregoing and the challenging business conditions we faced in fiscal 2025, the base salary of our CEO and President, Mr. Sanghi, and the base salaries of our other executive officers did not change from fiscal 2025 through March 26, 2026. Effective March 27, 2026, the Compensation Committee approved a 4.4% increase in the base salary of Mr. Sanghi to $1,000,000 and the base salaries of our other executive officers were increased from 5.0% to 10.0%, based on individual executive performance to improve alignment with market.

Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the MICP. The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. In addition to the performance metrics in the MICP, there is a discretionary component which the Compensation Committee uses to help achieve the overall objectives of the program.

The performance metrics under the MICP are determined by the Compensation Committee at the beginning of each quarter and may be based on GAAP financial results, non-GAAP financial results or other metrics at the discretion of the Compensation Committee. For fiscal 2026, certain of our performance metrics under the MICP such as those based on gross profit as a percentage of net sales, operating expenses as a percentage of net sales, operating income as a percentage of net sales and diluted net income per common share were based on non-GAAP financial results which are adjusted, as applicable, for the effect of share-based compensation, restructuring charges, expenses related to our acquisition activities (including intangible asset amortization, severance, other restructuring costs, and legal and other general and administrative expenses including legal fees and expenses for litigation related to our Microsemi acquisition), professional services associated with certain legal matters, gain on available-for-sale investments, and dividends on our Series A Mandatory Convertible Preferred Stock.

Each of the performance metrics is reviewed each quarter but may be the same for multiple quarters. The non-GAAP diluted net income per common share metric changes each quarter. The tables below set forth the target performance metrics under the MICP for each quarter of fiscal 2026 and our actual performance with respect to such metrics for such periods.

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Performance Metric (1)	Target Quarterly Measurement
	Q1 FY26		Q2 FY26		Q3 FY26		Q4 FY26
	Target	Target % of Bonus	Target	Target % of Bonus	Target	Target % of Bonus	Target	Target % of Bonus
Sequential net sales growth	5.00%	20.00%	5.00%	20.00%	0.00%	20.00%	3.50%	20.00%
Non-GAAP gross profit percentage	60.00%	15.00%	56.00%	15.00%	58.00%	15.00%	60.00%	15.00%
Non-GAAP operating expenses as a percentage of net sales	32.00%	15.00%	33.00%	15.00%	33.00%	15.00%	32.00%	15.00%
Non-GAAP operating income as a percentage of net sales	28.00%	15.00%	23.00%	15.00%	25.00%	15.00%	28.00%	15.00%
Non-GAAP diluted net income per common share	$0.24	15.00%	$0.33	15.00%	$0.37	15.00%	$0.50	15.00%
Discretionary	N/A	20.00%	N/A	20.00%	N/A	20.00%	N/A	20.00%
MICP Total	N/A	100.00%	N/A	100.00%	N/A	100.00%	N/A	100.00%

Performance Metric (1)	Actual Results
	Q1 FY26		Q2 FY26		Q3 FY26		Q4 FY26
	Actual	Bonus Payout %	Actual	Bonus Payout %	Actual	Bonus Payout %	Actual	Bonus Payout %
Sequential net sales growth	10.82%	58.80%	6.04%	26.93%	4.00%	46.67%	10.56%	67.07%
Non-GAAP gross profit percentage	54.34%	(6.22)%	56.66%	17.48%	60.49%	24.34%	61.62%	21.08%
Non-GAAP operating expenses as a percentage of net sales	33.68%	6.60%	32.37%	18.15%	32.00%	20.00%	31.05%	19.76%
Non-GAAP operating income as a percentage of net sales	20.66%	(3.35)%	24.29%	18.23%	28.49%	23.73%	30.57%	21.43%
Non-GAAP diluted net income per common share	$0.27	28.17%	$0.35	21.09%	$0.44	34.95%	$0.57	29.50%
Discretionary	N/A	16.00%	N/A	20.12%	N/A	37.42%	N/A	41.16%
MICP Total(2)	N/A	100.00%	N/A	122.00%	N/A	187.11%	N/A	200.00%

(1)During fiscal 2026, all of the elements of our internal performance and executive and employee compensation metrics were based on net sales and non-GAAP operating results.
(2)During fiscal 2026, our named executive officers received RSU grants in lieu of cash payments for a portion of the MICP payments. The portion of each quarterly MICP payment issued as an RSU grant and in cash was as follows: in Q1FY26 100% of MICP as an RSU grant, in Q2FY26 25% of MICP in cash and 97% as an RSU grant, in Q3FY26 100% of MICP in cash and 87.11% as an RSU grant and, in Q4FY26 130% of MICP in cash and 70% as an RSU grant. RSUs granted for MICP in fiscal 2026 are listed in "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2026" on page 68 of this Proxy Statement.

The total amount payable to each executive under the MICP is based on a percentage of the executive's base salary at the beginning of the quarter. The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year. However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the MICP (as disclosed in the tables above) and payment of 20% under the discretionary component of the MICP (as disclosed in the tables above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary.

The actual awards under the MICP are based on our actual quarterly financial performance compared to the performance metrics (or such lesser amount as determined by our Compensation Committee) and the amount of the discretionary component under the MICP is determined by our Compensation Committee (which can be significantly higher or lower than the 20% target). For example, due to adverse business conditions, there was no payout under the MICP for any quarter in fiscal 2025. However, due to our strong financial results, the Compensation Committee approved an amount significantly above the 20% target for the third and fourth quarters of fiscal 2026. The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during

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the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. For fiscal 2026, the specific total bonus percentages under the MICP for each of our named executive officers were as follows: for Mr. Sanghi it was 200% of his salary; for Mr. Simoncic it was 56% of his salary; for Mr. Bjornholt it was 44% of his salary; for Mr. Bunker it was 36% of his salary; and for Mr. Krawczyk it was 36% of his salary. There was no change in bonus percentages for our named executive officers for fiscal 2026 compared to fiscal 2025. Effective March 27, 2026, the Compensation Committee approved increases in the bonus percentages for our named executive officers, other than Mr. Sanghi, of 0 percentage points to 3 percentage points from the bonus percentages effective in fiscal 2026. Mr. Sanghi's bonus percentage was not changed.

As indicated in the above table, for the first quarter of fiscal 2026, 20.0% of the quarterly MICP target was based on Microchip achieving sequential net sales growth of 5.0%.  Accordingly, if Microchip's sequential net sales growth for the first quarter was 5.0%, then each executive would be paid the corresponding 20.0% of the MICP target bonus amount for that quarter.  The net sales performance metric doubles if growth exceeds the 5.0% target by 3 percentage points, which would require 8.0% sales growth. The net sales performance metric goes to zero if growth is below the 5.0% target by 3 percentage points, which would require 2.0% sales growth. If Microchip's sequential net sales growth for the first quarter was 2.5%, then each executive would be paid a corresponding 3.3% of the target bonus amount for that quarter and if Microchip's sequential net sales growth for the first quarter was 10.0%, then each executive would be paid a corresponding 53.3% of the target bonus amount for that quarter.  A similar methodology with a set of ranges determined by the Compensation Committee is applied each quarter to each of the performance metrics listed in the above table.

As set forth in the above tables and the footnotes to the tables, during fiscal 2026, our CEO and our other executive officers received bonuses under the MICP and a portion of the MICP bonus was received as an RSU grant. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2026, the total cash bonus payments under the MICP for our named executive officers, other than Mr. Sanghi, ranged from $66,224 to $125,359 and Mr. Sanghi earned a MICP cash bonus payment of $1,220,739. These amounts are set forth in footnote 4 to the "Summary Compensation Table" on page 62 of this Proxy Statement. The RSU amounts for the first, second and third quarters of fiscal 2026 are set forth in the "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2026" on page 68 of this Proxy Statement and the RSU amounts under the MICP for the fourth quarter of fiscal 2026 were granted after the end of fiscal 2026 and therefore are not reported in the table. The differences in the bonus participation levels under the MICP for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs and PSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their interests with the interests of our stockholders. Accordingly, in fiscal 2026, equity grants in the form of RSUs and PSUs were a significant portion of our executive officers' total compensation package.

We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.

Beginning with the evergreen grants of RSUs for the fourth quarter of fiscal 2020, 50% of the evergreen awards have been PSUs subject to performance vesting, and since October 2021, the performance vesting has been based on our non-GAAP operating income as a percentage of net sales over a period of twelve quarters. The performance goal was used with respect to 50% of the evergreen RSU grants (60% for Mr. Sanghi) and the other 50% of the RSU grants (40% for Mr. Sanghi) are subject to time-based vesting and will only vest subject to the continued service of the officer on the vesting date which is approximately four years from the grant date. For more information regarding PSU goals and performance, please refer to our Form 10-K filed on May 21, 2026.

On July 11, 2025, Mr. Sanghi was granted 129,790 time-based RSUs and 142,451 PSUs after the Compensation Committee evaluated Mr. Sanghi's compensation and the market analysis data from Compensia on CEO pay. The Committee also considered the vesting period and vesting schedule for the RSU grants and determined to use the same performance goal that was used for the evergreen RSU grants to our other executive officers on July 1, 2025 which was based on our non-GAAP operating margin over a period of twelve quarters from the date of grant. Following discussion and after consideration of the Compensia data, the Compensation Committee determined that, on an overall basis and excluding certain fill grants to reflect prior changes in overall RSU grant levels, the performance goal would be used with respect to 60% of the RSU grants and the

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other 40% of the RSU grants would be subject to time-based vesting for Mr. Sanghi. Under this performance-based criteria, Mr. Sanghi was granted PSUs for 200,530 shares and time-based RSUs for 168,510 shares during fiscal 2026.

Our other executive officers were granted PSUs from 7,899 shares to 20,485 shares for fiscal 2026, and each executive was also granted time-based RSUs in an amount equal to the number of PSUs granted to such executive.

Grants of RSUs in fiscal 2026 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2026, approximately 73% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.

Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements.

In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,
•the individual's future potential to influence our mid- and long-term growth,
•the vesting schedule of the awards, and
•the number and value of awards previously granted.

We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.

The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. The Employee Committee was appointed by our Board and our Compensation Committee and is comprised of our CEO and President, our COO and our Senior Corporate Vice President of Global Human Resources. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2026" on page 68 for information regarding RSUs and PSUs granted during fiscal 2026 to our named executive officers.

Microchip has not granted option awards to any executive officers or employees since September 2015.

Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and our Board with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board. This policy was proposed by our Nominating, Governance and Sustainability Committee and ratified by our Board. The table below summarizes the specified minimum level of ownership of our stock, in an amount at least equal to the lower of the dollar value or minimum number of shares, that our directors and executive officers must hold during their tenure in their respective office or position. They must meet the ownership threshold ratably over the first four years of their appointment or promotion, and then maintain this ownership threshold for the remainder of their tenure in the position. During fiscal 2026, all of our executive officers and directors were in compliance with the terms of the policy.

Position	Minimum Dollar Value	Minimum Number of Shares
Non-Employee Members of the Board	$250,000	6,000
President and CEO	4 x Annual Salary	50,000
Executive Chair	3.5 x Annual Salary	40,000
Chief Operating Officer	3 x Annual Salary	24,000
Section 16(b) Executive Officers	2 x Annual Salary	12,000

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Insider Trading Policy and Anti-Hedging. Our Board of Directors has adopted insider trading policies and procedures governing the purchase, sale, or any other disposition of our securities and material non-public information that are designed to promote compliance with insider trading laws, rules, regulations, and applicable Nasdaq standards. Our insider trading policies and procedures apply to our directors, officers, employees, contractors, agents, service providers and their immediate family members and continue to apply so long as they remain in possession of material non-public information. Microchip's insider trading policy prohibits employees, officers or directors from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect. While the company is not subject to the insider trading policy, the company does not trade in its securities when it is in possession of material non-public information other than pursuant to any previously adopted Rule 10b5-1 trading plan. For more information on our minimum stock ownership and insider trading policies, please see https://ir.microchip.com/governance/governance-documents.

Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:
•our employee stock purchase plans,
•medical, dental, vision, employee assistance program, flexible spending, and disability insurance,
•life insurance benefits,
•a 401(k) retirement savings plan,
•an employee cash bonus plan, and
•vacation and paid time off.

Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.

Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period, or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.

Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $10,000 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the "Summary Compensation Table" on page 62 pursuant to SEC rules and regulations.

Life Insurance. In fiscal 2026, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.

401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. Participants contribute to our 401(k) plan each year subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first, second, third and fourth quarters of fiscal 2026 equal to $0.25, $0.50, $0.50 and $0.60, respectively, for each dollar contributed by the employee for the first 6% of their salary contributions.

Employee Cash Bonus Plan. All of our full-time employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee subject to our financial performance. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has

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discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.

The payout under the ECBP is approved by the Compensation Committee each quarter based on our actual quarterly operating results. For the first, second, third and fourth quarters of fiscal 2026, bonus awards were paid out to executives and other employees who participate in such plan at 100%, 100%, 150% and 155%, respectively. The Compensation Committee determined that for fiscal 2026, a portion of the aforementioned bonus awards would be issued in RSUs in lieu of cash for certain employees based on internal job grade levels. Under the ECBP, for fiscal 2026, our named executive officers, other than Mr. Sanghi, received total cash payments ranging from $4,439 to $5,402, and Mr. Sanghi received $14,730. The portion of the bonus awards issued in RSUs in the first, second, third and fourth quarters of fiscal 2026 was 100%, 75%, 66.67% and 45.16%, respectively. The RSU amounts for the first, second and third quarters of fiscal 2026 are set forth in the "Grants of Plan-Based Awards Table for Fiscal Year Ended March 31, 2026" and the RSU amounts for the fourth quarter of fiscal 2026 were granted after the end of fiscal 2026 and therefore not reported in the table.

Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.

Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.

We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.

Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our CEO and President or any of our other executive officers, nor any agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Each of our executive officers, other than our CEO and President, has entered into a change of control agreement with us and the terms of the agreements are described below.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.

We entered into a Change of Control Severance Agreement (the "Severance Agreement") in June 2024 with each of Mr. Simoncic, Mr. Bjornholt, Mr. Bunker and Mr. Krawczyk. The Severance Agreements provide that following the termination of employment under certain conditions (as described below) within the period beginning three months prior to a change of control of the company and ending on the two-year anniversary of the change of control (the "change of control period"), the executive’s employment is terminated by the company other than for "cause," death or disability, or the executive resigns for "good reason," then the executive will be entitled to receive:

•a lump sum payment equal to 18 months of their then-current annual base salary;
•a lump sum payment equal to one hundred and fifty percent (150%) of their highest annual incentive compensation amount paid during any of the preceding three full plan years;
•a lump sum payment representing the cost of COBRA premiums for medical, vision and dental coverage for the employee and employee’s eligible dependents for 18 months; and
•accelerated vesting as to one hundred percent (100%) of the executive’s outstanding equity awards subject to service-based vesting and accelerated vesting of outstanding equity awards subject to performance-based vesting criteria at the greater of target performance or the amount provided under the terms of the individual award agreement.

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The Severance Agreement conditions receipt of the severance payments and benefits under the agreement on the executive entering into a release of claims in favor of the company.

Under the Severance Agreement, if any payment or benefit that the employee received would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the employee's receipt, on an after-tax basis, of the greatest amount of payments, notwithstanding that all or some of the payments may be subject to the Excise Tax. If a reduction in payments is made in accordance with the immediately preceding sentence, the reduction of payments will be made in the following order: (A) reduction of cash payments in reverse chronological order; (B) cancellation of equity awards that were granted "contingent on a change in ownership or control"; (C) reduction of the accelerated vesting of equity awards in reverse order of date of grant of the equity awards; and (D) reduction of employee benefits in reverse chronological order.

The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of Mr. Sanghi, Mr. Simoncic, Mr. Bjornholt, Mr. Bunker or Mr. Krawczyk, on March 31, 2026, the last business day of our last completed fiscal year.

Name	Salary $	Bonus $	Equity Compensation Due to Accelerated Vesting $ (1)	Benefits $ (2)
Steve Sanghi, Chair of the Board, CEO and President	—	—	—	—
Richard J. Simoncic, Chief Operating Officer (3)(4)	553,056	253,947	7,987,670	33,549
J. Eric Bjornholt, Senior Corporate VP and CFO (3)(4)	544,902	190,919	5,528,225	45,580
Mathew B. Bunker, Senior Corporate VP, Operations (3)(4)	454,476	140,573	3,881,381	41,488
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement (3)(4)	488,649	145,205	2,778,036	31,504

(1)Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs and PSUs multiplied by our stock price on March 31, 2026.
(2)The change in control payment includes an amount representing the cost of COBRA premiums for medical, vision and dental coverage for the employee and employee’s eligible dependents for 18 months.
(3)The change of control payment includes an amount equal to 18 months of the annual base salary of the executive plus a bonus equal to one hundred and fifty percent (150%) the highest annual incentive compensation amount paid during any of the preceding three full plan years.
(4)There is no requirement for reduction in payments under the Severance Agreements for Excise Tax matters as described in the paragraphs preceding this table.

Performance-Based Compensation and Financial Restatement

In October 2023, we adopted a compensation recovery ("clawback") policy in compliance with Nasdaq listing standards. Under our policy, we would recover certain incentive-based compensation received by our executive officers as a result of achieving financial performance goals that are not met under restated financial results. To date, Microchip has not experienced a financial restatement.

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Tax Deductibility

The Internal Revenue Code disallows a corporate income tax deduction for executive compensation in excess of $1.0 million paid to certain of our named executive officers. To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any actions are advisable to obtain deductibility.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

Ms. Rapp, Mr. Cassidy and Mr. Peng, the Compensation Committee members serving on such committee as of March 31, 2026 and as of the date of this Proxy Statement, have reviewed and discussed the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board that the "Executive Compensation — Compensation Discussion and Analysis" be included in this proxy statement.

By the Compensation Committee of the Board:

Karen M. Rapp (Chair)	Rick Cassidy	Victor Peng
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

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CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and that of our CEO, Steve Sanghi. We believe the pay ratio information provided below is a reasonable estimate calculated in a manner consistent with the pay ratio disclosure rules. However, because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this pay ratio disclosure may not be comparable to the pay ratio reported by other companies. We are a global company with more than 70% of our employees located outside the U.S. and we have significant manufacturing operations. As a result, our employee population is different than that of many other companies.

Our median employee works in the U.S. as a full-time Production Specialist, which is a non-technology position. As of fiscal year-end, we had 17,900 worldwide employees, and approximately 90% of our U.S. employees' total direct compensation exceeded our median employee's total direct compensation.

For fiscal 2026, our last completed fiscal year:
•The annual total compensation of our CEO, as reported in the "Summary Compensation Table" presented on page 62 of this proxy statement, was $40,501,951.
•The estimated median of the annual total compensation of all our worldwide employees, excluding our CEO, was $58,020. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of worldwide employees was 698 to 1.
•The estimated median of the annual total compensation of all our U.S. based employees, excluding our CEO, was $117,751. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of U.S.-based employees was 344 to 1.

To identify the median of the annual total compensation of all of our worldwide employees, as well as to determine the annual total compensation of the "worldwide median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We selected January 1, 2026 as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the U.S.
•We identified the "worldwide median employee" by taking all employees on this list (including international employees, but excluding the CEO), and ranking them based on a consistently applied compensation measure that incorporated the adjusted gross wages paid over the twelve-month period preceding the determination date (including the grant date value of equity, as opposed to realized equity values). We converted pay for international employees to U.S. Dollars using the exchange rates on January 1, 2026, and we annualized the pay for full and part time employees who were hired during the period.
•After identifying a representative "worldwide median employee," we identified and calculated the elements of such employee's compensation for fiscal 2026 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
•With respect to the annual total compensation for our CEO, we used the amount reported in the "Total" column of our 2026 "Summary Compensation Table" presented on page 62 of this Proxy Statement and which includes:
▪129,790 time-based RSUs and 142,451 PSUs granted on July 11, 2025 in connection with Mr. Sanghi's appointment as permanent President and CEO in July 2025 for an approximate grant value of $28.2 million.

To identify the median of the annual total compensation of our employees located within the U.S., as well as to determine the annual total compensation of the "U.S.-based median employee," we followed the same methodology outlined above.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO and President, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Fees Earned or Paid in Cash ($) (6)	Total ($)
Steve Sanghi, Chair of the Board, CEO and President	2026	961,616	14,730	38,286,419 (7)	1,220,739	18,447	—	40,501,951
	2025	398,525	—	20,961,651	—	18,077	36,278	21,414,531
	2024	398,678	14,209	2,921,906	446,389	15,732	—	3,796,914
Richard J. Simoncic, Chief Operating Officer	2026	352,700	5,402	3,464,138	125,359	13,736	—	3,961,335
	2025	280,918	—	3,165,083	—	8,438	—	3,454,439
	2024	344,798	10,804	2,107,332	158,494	11,683	—	2,633,111
J. Eric Bjornholt, Senior Corporate VP and CFO	2026	331,895	5,081	2,206,224	92,633	12,211	—	2,648,044
	2025	264,195	—	1,608,751	—	6,137	—	1,879,083
	2024	324,351	10,161	1,813,786	117,118	9,696	—	2,275,112
Mathew B. Bunker, Senior Corporate VP, Operations (8)	2026	289,833	4,439	1,727,471	66,224	10,672	—	2,098,639
	2025	230,845	—	1,226,169	—	6,010	—	1,463,024
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement (8)	2026	303,074	4,641	1,392,512	69,225	14,536	—	1,783,988
	2025	241,308	—	931,308	—	10,359	—	1,182,975

(1)Represents the base salary earned by each executive officer in the specified fiscal year.
(2)Represents cash bonuses earned by each executive officer in the specified fiscal year under our ECBP. In fiscal 2026, a portion of the amounts earned under the ECBP, were paid in RSUs and not in cash. Such RSUs are not included in the "Bonus" column in the above table; however, all of such RSU grants made during fiscal 2026 are included in the "Stock Awards" column in the above table and such outstanding RSUs are also included in the "Outstanding Equity Awards at 2026 Fiscal Year End" table on page 72.
(3)Represents the aggregate grant date fair value of awards of RSUs and PSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs and PSUs in fiscal 2026, please refer to Note 14, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2026 included in our Annual Report on Form 10-K filed with the SEC on May 21, 2026. The terms of the awards for performance-based RSU awards granted also provide for achievement of up to 200% of the target amount ("maximum"). At maximum, the 2026 PSUs would pay out to the applicable NEOs as follows: Mr. Sanghi: $26,123,064, Mr. Simoncic: $2,220,532, Mr. Bjornholt: $1,398,981, Mr. Bunker: $1,098,362, and Mr. Krawczyk: $857,933.
(4)Represents the aggregate amount of cash bonuses earned by each executive officer in the specified fiscal year under our MICP. In fiscal 2026, a portion of the amounts earned under the MICP, were paid in RSUs and not in cash. Such RSUs are not included in the "Non-Equity Incentive Plan Compensation" column in the above table; however, all of such RSU grants made during fiscal 2026 are included in the "Stock Awards" column in the above table and such outstanding RSUs are also included in the "Outstanding Equity Awards at 2026 Fiscal Year End" table on page 72.

2026 Proxy Statement	62

(5)Consists of company-matching contributions under our 401(k) retirement savings plan, the full dollar value of premiums paid by Microchip for life insurance and post-employment compensation for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k) ($)	Life Insurance ($)	Post-employment Compensation ($)
Steve Sanghi, Chair of the Board, CEO and President	2026	9,803	8,644	—
	2025	2,936	6,958	8,183	*
	2024	8,214	7,518	—
Richard J. Simoncic, Chief Operating Officer	2026	9,512	4,224	—
	2025	4,214	4,224	—
	2024	7,459	4,224	—
J. Eric Bjornholt, Senior Corporate VP and CFO	2026	9,255	2,956	—
	2025	3,963	2,174	—
	2024	7,810	1,886	—
Mathew B. Bunker, Senior Corporate VP, Operations	2026	8,124	2,548	—
	2025	3,462	2,548	—
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement	2026	7,796	6,740	—
	2025	3,619	6,740	—
*Amount is for reimbursement of February 2024 through August 2024 salary sacrifice.

(6)Mr. Sanghi retired as our Executive Chair on August 20, 2024 and served as a non-employee director on our Board between August 20, 2024 and November 18, 2024. During the period that he was a non-employee director, Mr. Sanghi was compensated for his service on our Board and such compensation is included in the above table.
(7)Includes approximately $28.2 million for awards granted in connection with Mr. Sanghi's appointment as permanent CEO on July 11, 2025 and which vest over a three-year period starting May 15, 2028, approximately $8.8 million for quarterly RSU and PSU evergreen awards granted, and approximately $1.3 million for RSU awards granted in lieu of cash for MICP and ECBP. All awards are represented in aggregate grant date fair value and computed in accordance with ASC 718 Compensation - Stock Compensation.
(8)Fiscal 2024 compensation is not presented for Mr. Bunker or Mr. Krawczyk since they were not named executive officers during that year.

2026 Proxy Statement	63

PAY VERSUS PERFORMANCE

This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and does not necessarily reflect the value of compensation actually realized by the named executive officers (NEOs) or how the Compensation Committee evaluates compensation decisions. Amounts included as "compensation actually paid" do not represent the value of cash compensation and equity awards actually received by the NEOs, but rather is an amount calculated under SEC rules that includes, among other things, the year-over-year changes in the "fair value" of unvested equity-based awards. For a discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 50.

The following table shows the information for the past five fiscal years of: (i) the Summary Compensation Table total compensation (see page 62) for our principal executive officer(s) (PEOs) and, on an average basis, our Non-PEO NEOs, (ii) the "compensation actually paid" to our PEO(s) and, on an average basis, our Non-PEO NEOs (in each case, as determined in accordance with SEC rules), (iii) our total stockholder return, (iv) our peer group total stockholder return, (v) our net income (loss), and (vi) our non-GAAP operating income.

Pay Versus Performance Table
Year	Summary Compensation Table Total			Compensation Actually Paid (1)(2)			Value of initial fixed $100 investment based on:		GAAP Net Income (Loss) (in millions) $ (7)	Non-GAAP Operating Income (in millions) $ (8)*
	PEO Ganesh Moorthy $ (3)(4)	PEO Steve Sanghi $ (3)	Non-PEO NEOs Average $ (3)	PEO Ganesh Moorthy $ (3)(4)	PEO Steve Sanghi $ (3)	Non-PEO NEOs Average $ (3)	TSR $ (5)	Peer group TSR $ (6)
2026	—	40,501,951	2,623,002	—	47,170,072	3,514,623	92.34	256.74	230.0	1,238.2
2025	5,483,531	21,414,531	1,994,880	(15,343,561)	9,573,284	(1,461,155)	67.20	143.35	(0.5)	1,078.0
2024	9,866,411	—	2,826,338	9,039,215	—	2,509,339	121.50	163.18	1,906.9	3,349.2
2023	12,276,315	—	4,470,204	18,075,158	—	6,952,662	111.15	106.24	2,237.7	3,959.8
2022	12,759,667	—	3,861,570	9,925,324	—	1,781,607	97.99	111.05	1,285.5	2,965.3

* Refer to the reconciliation of these non-GAAP operating results to the comparable GAAP financial measure in Appendix A beginning on page 86 of this proxy statement.

(1)The dollar amounts reported represent the amount of "compensation actually paid," as calculated in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our executives during the applicable year. In accordance with SEC rules, certain adjustments were made to the "Summary Compensation Table" total compensation to determine the amount of "compensation actually paid," including adding (i) the year-end fair value of equity awards granted during the reported year, and (ii) the change in the fair value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year. For purposes of calculating "compensation actually paid," the fair value of equity awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the "Summary Compensation Table" (see page 62 for additional information).

2026 Proxy Statement	64

(2)The following table shows the adjustments to the Summary Compensation Table total compensation to arrive at the Compensation Actually Paid to our PEO(s) and the average Compensation Actually Paid to our Non-PEO NEOs for each of the required fiscal years.

Adjustments to Reported Summary Compensation Table Total for PEO and Non-PEO Named Executive Officers
Year	PEO/NEO	Summary Compensation Table Total ($)	Grant date fair value of equity awards reported in summary compensation table ($)	Year-end fair value of awards granted during the year which were unvested at year-end ($)	Year-over-year change in fair value of outstanding and unvested awards ($)	Year-over-year change in fair value of awards granted in prior years which vested during the year ($)	Value as of prior year-end for awards forfeited during the year ($)	Total Adjustments ($)	Compensation Actually Paid ($)
2026	PEO Steve Sanghi	40,501,951	(38,286,419)	34,922,100	5,831,958	4,979,336	(778,854)	6,668,121	47,170,072
	Non-PEO NEOs Average	2,623,002	(2,197,586)	2,376,281	636,261	265,628	(188,963)	891,621	3,514,623
2025	PEO Ganesh Moorthy	5,483,531	(4,765,317)	—	—	4,829,464	(20,891,239)	(20,827,092)	(15,343,561)
	PEO Steve Sanghi	21,414,531	(20,961,651)	17,853,625	(7,253,156)	(1,480,065)	—	(11,841,247)	9,573,284
	Non-PEO NEOs Average	1,994,880	(1,732,828)	993,240	(2,457,991)	(258,455)	—	(3,456,035)	(1,461,155)
2024	PEO Ganesh Moorthy	9,866,411	(8,229,378)	7,973,873	(314,990)	(188,324)	(68,377)	(827,196)	9,039,215
	Non-PEO NEOs Average	2,826,338	(2,237,589)	2,105,737	(6,220)	(152,019)	(26,908)	(316,999)	2,509,339
2023	PEO Ganesh Moorthy	12,276,315	(8,714,501)	11,547,993	2,933,878	122,240	(90,767)	5,798,843	18,075,158
	Non-PEO NEOs Average	4,470,204	(3,305,357)	4,376,401	1,389,363	95,375	(73,324)	2,482,458	6,952,662
2022	PEO Ganesh Moorthy	12,759,667	(10,538,056)	10,038,862	(1,396,136)	(83,697)	(855,316)	(2,834,343)	9,925,324
	Non-PEO NEOs Average	3,861,570	(2,951,513)	2,754,243	(1,126,361)	(67,010)	(689,322)	(2,079,963)	1,781,607

(3)The following table shows the PEO(s) and Non-PEO NEOs for each of the past five fiscal years:

Year	PEO(s)	Non-PEO NEOs
2026	Steve Sanghi	Richard J. Simoncic, J. Eric Bjornholt, Mathew B. Bunker and Joseph R. Krawczyk II
2025	Ganesh Moorthy, Steve Sanghi (4)	Richard J. Simoncic, J. Eric Bjornholt, Mathew B. Bunker and Joseph R. Krawczyk II
2024	Ganesh Moorthy	Steve Sanghi, Richard J. Simoncic, Stephen V. Drehobl and J. Eric Bjornholt
2023	Ganesh Moorthy	Steve Sanghi, Richard J. Simoncic, Stephen V. Drehobl and J. Eric Bjornholt
2022	Ganesh Moorthy	Steve Sanghi, Richard J. Simoncic, Stephen V. Drehobl and J. Eric Bjornholt

(4)Effective November 18, 2024, Mr. Moorthy retired as PEO and Mr. Sanghi was appointed as PEO and Chair of the Board.
(5)Pursuant to SEC rules, the Microchip TSR and Peer Group TSR are determined based on the value of an initial fixed investment of $100 on March 31, 2021 through the end of the listed fiscal year.
(6)Our peer group is comprised of the component companies of the PHLX Semiconductor Index (the "Peer Index") for each applicable fiscal year.
(7)Represents GAAP net income (loss) for each of the years shown.
(8)Our Company-Selected Measure, as required by Item 402(v) of Regulation S-K, is non-GAAP operating income, which, in our assessment, represents the most important financial performance measure linking fiscal 2026 NEO compensation actually paid to company performance.

2026 Proxy Statement	65

Fiscal 2026 Performance Measures

In accordance with SEC rules, the following table lists the financial performance measures that, in our assessment, represent the unranked, but most important financial performance measures used to link "compensation actually paid" to our NEOs to company performance for fiscal 2026, as further described in our Compensation Discussion and Analysis within the sections titled "Elements of Compensation - Base Salaries" (see page 53) and "Elements of Compensation - Equity Compensation" (see page 55).

Important Financial Performance Measures
Net Sales
Gross Profit Percentage (Non-GAAP)
Operating Expenses (Non-GAAP)
Operating Income (Non-GAAP)
Diluted Net Income Per Common Share (Non-GAAP)
Cash Flow from Operating Activities

Relationship Between "Compensation Actually Paid" and Performance Measures

In accordance with SEC rules, the chart below illustrates how "compensation actually paid" (CAP) to our NEOs aligns with our financial performance as measured by our total stockholder return, and our peer group total stockholder return.

Compensation Actually Paid vs. Microchip TSR & PHLX Semiconductor TSR
Compensation Actually Paid ($M)
Value of $100 Investment on March 31, 2021
50
40
30
20
10
0
(10)
(20)
300
250
200
150
100
50
0
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
Fiscal 2026
PEO - Steve Sanghi CAP
PEO - Ganesh Moorthy CAP
Non-PEO NEOs CAP
MCHP TSR
PHLX Semiconductor

2026 Proxy Statement	66

In accordance with SEC rules, the chart below illustrates how "compensation actually paid" (CAP) to our NEOs aligns with our GAAP net income (loss), and our non-GAAP operating income, which is the company selected measure.

Compensation Actually Paid vs. GAAP Net Income (Loss) and Non-GAAP Operating Income
Compensation Actually Paid ($M)
GAAP Net Income (Loss) and Non-GAAP Operating Income ($M)
50
40
30
20
10
0
(10)
(20)
5,000
4,000
3,000
2,000
1,000
0
(1,000)
(2,000)
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
Fiscal 2026
PEO - Steve Sanghi CAP
PEO - Ganesh Moorthy CAP
Non-PEO NEOs CAP
GAAP Net Income (Loss)
Non-GAAP Operating Income

2026 Proxy Statement	67

Grants of Plan-Based Awards During Fiscal 2026

The following table sets forth information with respect to our MICP and our ECBP, as well as RSUs and PSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs and PSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2026. Actual payments for our bonus plans in fiscal 2026 are reflected in the "Summary Compensation Table" above. Equity awards in the table below represent all plan-based awards granted to our named executive officers during fiscal 2026.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended March 31, 2026

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Steve Sanghi, Chair of the Board, CEO and President	7/11/2025	—		—	20,472	40,944	—	2,837,829
	7/11/2025	—		—	24,197	48,394	—	3,354,188
	7/11/2025	—		—	32,964	65,928	—	4,459,370
	7/11/2025	—		—	38,660	77,320	—	5,229,925
	7/11/2025	—		—	26,158	52,316	—	3,538,654
	10/1/2025	—		—	29,246	58,492	—	3,348,667
	1/2/2026	—		—	28,833	57,666	—	3,166,584
	4/1/2025	—		—	—	—	1,169	54,616
	7/11/2025	—		—	—	—	34,823	2,355,428
	7/11/2025	—		—	—	—	13,648	923,151
	7/11/2025	—		—	—	—	16,131	1,091,101
	7/11/2025	—		—	—	—	21,976	1,486,457
	7/11/2025	—		—	—	—	25,773	1,743,286
	7/11/2025	—		—	—	—	17,439	1,179,574
	8/8/2025	—		—	—	—	7,886	446,821
	10/1/2025	—		—	—	—	19,498	1,116,261
	11/6/2025	—		—	—	—	7,940	429,951
	1/2/2026	—		—	—	—	19,222	1,118,144
	2/6/2026	—		—	—	—	5,608	406,412
	—	2,000,000	(5)	—	—	—	—	—
	—	38,462	(6)	—	—	—	—	—
Richard J. Simoncic, Chief Operating Officer	4/1/2025	—		—	6,444	12,888	—	538,332
	7/1/2025	—		—	4,360	8,720	—	564,882
	10/1/2025	—		—	4,875	9,750	—	558,188
	1/2/2026	—		—	4,806	9,612	—	527,819
	4/1/2025	—		—	—	—	429	20,043
	4/1/2025	—		—	—	—	6,443	269,124
	7/1/2025	—		—	—	—	4,359	282,376
	8/8/2025	—		—	—	—	849	51,008
	10/1/2025	—		—	—	—	4,874	279,037
	11/6/2025	—		—	—	—	846	48,696
	1/2/2026	—		—	—	—	4,805	279,507
	2/6/2026	—		—	—	—	608	45,126
	—	206,474	(5)	—	—	—	—	—
	—	14,181	(6)	—	—	—	—	—

2026 Proxy Statement	68

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
J. Eric Bjornholt, Senior Corporate VP and CFO	4/1/2025	—		—	4,060	8,120	—	339,172
	7/1/2025	—		—	2,747	5,494	—	355,901
	10/1/2025	—		—	3,071	6,142	—	351,630
	1/2/2026	—		—	3,028	6,056	—	332,550
	4/1/2025	—		—	—	—	403	18,828
	4/1/2025	—		—	—	—	4,059	169,544
	7/1/2025	—		—	—	—	2,746	177,886
	8/8/2025	—		—	—	—	638	38,331
	10/1/2025	—		—	—	—	3,071	175,815
	11/6/2025	—		—	—	—	634	36,493
	1/2/2026	—		—	—	—	3,027	176,081
	2/6/2026	—		—	—	—	458	33,993
	—	170,736	(5)	—	—	—	—	—
	—	13,972	(6)	—	—	—	—	—
Mathew B. Bunker, Senior Corporate VP, Operations	4/1/2025	—		—	92	184	—	7,978
	4/1/2025	—		—	3,093	6,186	—	258,389
	7/1/2025	—		—	62	124	—	8,239
	7/1/2025	—		—	2,093	4,186	—	271,169
	10/1/2025	—		—	69	138	—	8,127
	10/1/2025	—		—	2,340	4,680	—	267,930
	1/2/2026	—		—	68	136	—	7,679
	1/2/2026	—		—	2,307	4,614	—	253,366
	4/1/2025	—		—	—	—	353	16,492
	4/1/2025	—		—	—	—	91	3,946
	4/1/2025	—		—	—	—	3,093	129,195
	7/1/2025	—		—	—	—	62	4,119
	7/1/2025	—		—	—	—	2,092	135,520
	8/8/2025	—		—	—	—	464	27,877
	10/1/2025	—		—	—	—	69	4,063
	10/1/2025	—		—	—	—	2,339	133,908
	11/6/2025	—		—	—	—	460	26,478
	1/2/2026	—		—	—	—	68	4,067
	1/2/2026	—		—	—	—	2,306	134,140
	2/6/2026	—		—	—	—	334	24,789
	—	115,134	(5)	—	—	—	—	—
	—	11,653	(6)	—	—	—	—	—
	4/1/2025	—		—	165	330	—	14,309
	4/1/2025	—		—	2,320	4,640	—	193,813
	7/1/2025	—		—	111	222	—	14,750
	7/1/2025	—		—	1,570	3,140	—	203,409
	10/1/2025	—		—	125	250	—	14,723
	10/1/2025	—		—	1,755	3,510	—	200,948
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement	1/2/2026	—		—	123	246	—	13,889
	1/2/2026	—		—	1,730	3,460	—	189,997
	4/1/2025	—		—	—	—	368	17,193
	4/1/2025	—		—	—	—	99	4,456
	4/1/2025	—		—	—	—	164	7,111
	4/1/2025	—		—	—	—	2,319	96,865
	7/1/2025	—		—	—	—	67	4,565
	7/1/2025	—		—	—	—	111	7,375
	7/1/2025	—		—	—	—	1,569	101,640

2026 Proxy Statement	69

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
	8/8/2025	—		—	—	—	485	29,139
	10/1/2025	—		—	—	—	75	4,544
	10/1/2025	—		—	—	—	124	7,302
	10/1/2025	—		—	—	—	1,755	100,474
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement	11/6/2025	—		—	—	—	481	27,686
	1/2/2026	—		—	—	—	73	4,490
	1/2/2026	—		—	—	—	122	7,297
	1/2/2026	—		—	—	—	1,730	100,634
	2/6/2026	—		—	—	—	349	25,903
	—	123,791	(5)	—	—	—	—	—
	—	12,529	(6)	—	—	—	—	—

(1)Individual awards under our MICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period.
(2)Represents shares underlying PSU awards that will vest based on our cumulative non-GAAP operating income as a percentage of net sales results at target (100%) and maximum (200%) payout. The following matrix shows the payout percentages against various operating margin scenarios based on the terms of the PSUs.

Non-GAAP Operating Income as a Percentage of Net Sales
Q1 FY26	Q2 FY26	Q3 FY26	Q4 FY26	PSU Vesting Multiple
34%	34%	35%	35%	200%
33%	33%	34%	34%	180%
32%	32%	33%	33%	160%
31%	31%	32%	32%	140%
30%	30%	31%	31%	120%
29%	29%	30%	30%	100%
28%	28%	29%	29%	80%
27%	27%	28%	28%	60%
26%	26%	27%	27%	40%
25%	25%	26%	26%	20%
24%	24%	25%	25%	0%
(3)Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.
(4)Amounts reflect the grant date fair value of each stock award determined under ASC 718. For awards subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.
(5)This annual target represents the amount targeted for estimated future payout in fiscal 2027 under Microchip's MICP based on the executive officer's base salary at the end of fiscal 2026.
(6)This annual target represents the amount targeted for future payout in fiscal 2027 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2026.

Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2026 Table Discussion

Based on the data in the "Summary Compensation Table," the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 5.5% to 21.9% for

2026 Proxy Statement	70

our named executive officers in fiscal 2026. See the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.

We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.

For a discussion of the material terms of the awards listed in the "Grants of Plan-Based Awards Table for Fiscal Year Ended March 31, 2026," see our discussion of the equity awards and incentive cash bonuses in the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."

Microchip has not made any material modifications to equity-based awards during the last fiscal year.

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OUTSTANDING EQUITY AWARDS AT FISCAL 2026 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Steve Sanghi, Chair of the Board, CEO and President				—	(2)	—
				20,472	(3)	1,322,696
				24,197	(4)	1,563,368
				32,964	(5)	2,129,804
				38,660	(6)	2,497,823
				26,158	(7)	1,690,068
				29,246	(8)	1,889,584
				57,666	(9)	3,725,800
	6,356	(10)	410,661
	6,157	(11)	397,804
	4,893	(12)	316,137
	1,389	(13)	89,743
	5,329	(14)	344,307
	196	(14)	12,664
	1,169	(14)	75,529
	7,020	(15)	453,562
	357	(16)	23,066
	9,289	(17)	600,162
	8,558	(18)	552,932
	115,414	(19)	7,456,899
	7,150	(20)	461,962
	6,687	(21)	432,047
	148,133	(22)	9,570,873
	7,886	(23)	509,514
	7,940	(23)	513,003
	5,608	(23)	362,333
	34,823	(23)	2,249,914
	13,648	(24)	881,797
	16,131	(25)	1,042,224
	21,976	(26)	1,419,869
	25,773	(27)	1,665,194
	17,439	(28)	1,126,734
	19,498	(29)	1,259,766
	19,222	(30)	1,241,933

2026 Proxy Statement	72

OUTSTANDING EQUITY AWARDS AT FISCAL 2026 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Richard J. Simoncic, Chief Operating Officer				—	(2)	—
				—	(31)	—
				—	(32)	—
				—	(33)	—
				—	(34)	—
				1,473	(35)	95,171
				—	(36)	—
				—	(37)	—
				—	(38)	—
				5,494	(39)	354,967
				6,444	(40)	416,347
				4,360	(7)	281,700
				4,875	(8)	314,974
				9,612	(9)	621,031
	2,015	(10)	130,189
	2,444	(41)	157,907
	1,952	(11)	126,119
	1,551	(12)	100,210
	440	(13)	28,428
	1,690	(14)	109,191
	194	(14)	12,534
	429	(14)	27,718
	1,404	(42)	90,712
	269	(43)	17,380
	849	(43)	54,854
	2,226	(15)	143,822
	314	(16)	20,288
	846	(16)	54,660
	2,945	(17)	190,276
	2,713	(18)	175,287
	608	(44)	39,283
	2,765	(20)	178,647
	933	(20)	60,281
	2,587	(21)	167,146
	914	(21)	59,054
	2,919	(45)	188,597
	1,081	(45)	69,843
	2,642	(46)	170,700
	1,472	(46)	95,106
	3,482	(23)	224,972
	3,412	(47)	220,449
	4,033	(48)	260,572
	5,494	(49)	354,967
	6,443	(50)	416,282
	4,359	(51)	281,635
	4,874	(29)	314,909
	4,805	(30)	310,451

2026 Proxy Statement	73

OUTSTANDING EQUITY AWARDS AT FISCAL 2026 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
J. Eric Bjornholt, Senior Corporate VP and CFO				—	(2)	—
				—	(32)	—
				—	(34)	—
				—	(36)	—
				—	(37)	—
				—	(38)	—
				3,461	(39)	223,615
				4,060	(40)	262,317
				2,747	(7)	177,484
				3,071	(8)	198,417
				6,056	(9)	391,278
	2,015	(10)	130,189
	2,710	(41)	175,093
	1,952	(11)	126,119
	1,551	(12)	100,210
	440	(13)	28,428
	1,690	(14)	109,191
	183	(14)	11,824
	403	(14)	26,038
	1,552	(42)	100,275
	252	(43)	16,282
	638	(43)	41,221
	2,226	(15)	143,822
	296	(16)	19,125
	634	(16)	40,963
	2,945	(17)	190,276
	2,713	(18)	175,287
	458	(44)	29,591
	2,380	(20)	153,772
	2,226	(21)	143,822
	2,512	(45)	162,300
	2,274	(46)	146,923
	2,194	(23)	141,754
	2,149	(24)	138,847
	2,540	(25)	164,109
	3,461	(26)	223,615
	4,059	(27)	262,252
	2,746	(28)	177,419
	3,071	(29)	198,417
	3,027	(30)	195,574

2026 Proxy Statement	74

OUTSTANDING EQUITY AWARDS AT FISCAL 2026 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mathew B. Bunker, Senior Corporate VP, Operations				—	(2)	—
				—	(32)	—
				—	(33)	—
				—	(34)	—
				516	(35)	33,339
				—	(36)	—
				92	(52)	5,944
				—	(37)	—
				62	(3)	4,006
				—	(38)	—
				69	(53)	4,458
				2,637	(39)	170,377
				136	(54)	8,787
				3,093	(40)	199,839
				2,093	(7)	135,229
				2,340	(8)	151,187
				4,614	(9)	298,111
	1,236	(10)	79,858
	1,198	(55)	77,403
	951	(12)	61,444
	270	(13)	17,445
	1,037	(14)	67,001
	160	(14)	10,338
	353	(14)	22,807
	1,740	(42)	112,421
	1,365	(43)	88,193
	221	(43)	14,279
	464	(43)	29,979
	257	(16)	16,605
	460	(16)	29,721
	1,807	(17)	116,750
	1,665	(18)	107,576
	334	(44)	21,580
	1,459	(56)	94,266
	1,364	(21)	88,128
	1,539	(45)	99,435
	378	(45)	24,423
	1,394	(46)	90,066
	515	(46)	33,274
	1,344	(23)	86,836
	91	(23)	5,880
	1,317	(24)	85,091
	62	(24)	4,006
	1,935	(25)	125,020
	69	(25)	4,458
	2,637	(26)	170,377
	68	(26)	4,393
	3,093	(27)	199,839

2026 Proxy Statement	75

OUTSTANDING EQUITY AWARDS AT FISCAL 2026 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mathew B. Bunker, Senior Corporate VP, Operations	2,092	(28)	135,164
	2,339	(29)	151,123
	2,306	(30)	148,991
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement				—	(2)	—
				—	(32)	—
				—	(33)	—
				—	(34)	—
				692	(35)	44,710
				—	(36)	—
				165	(52)	10,661
				—	(37)	—
				111	(3)	7,172
				—	(38)	—
				125	(53)	8,076
				1,978	(39)	127,799
				246	(54)	15,894
				2,320	(40)	149,895
				1,570	(7)	101,438
				1,755	(8)	113,391
				3,460	(9)	223,551
	685	(10)	44,258
	664	(55)	42,901
	527	(12)	34,049
	149	(13)	9,627
	574	(14)	37,086
	167	(14)	10,790
	368	(14)	23,776
	680	(42)	43,935
	757	(43)	48,910
	231	(43)	14,925
	485	(43)	31,336
	269	(16)	17,380
	481	(16)	31,077
	1,001	(17)	64,675
	922	(18)	59,570
	349	(44)	22,549
	884	(56)	57,115
	99	(56)	6,396
	827	(21)	53,432
	67	(21)	4,329
	933	(45)	60,281
	508	(45)	32,822
	75	(45)	4,846
	845	(46)	54,595
	692	(46)	44,710
	73	(46)	4,717

2026 Proxy Statement	76

OUTSTANDING EQUITY AWARDS AT FISCAL 2026 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement	815	(23)	52,657
	164	(23)	10,596
	798	(24)	51,559
	111	(24)	7,172
	1,452	(25)	93,814
	124	(25)	8,012
	1,978	(26)	127,799
	122	(26)	7,882
	2,319	(27)	149,831
	1,569	(28)	101,373
	1,755	(29)	113,391
	1,730	(30)	111,775

(1)	Represents the number of RSUs and PSUs multiplied by $64.61, the closing price of our common stock on March 31, 2026.
(2)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2026. Vested PSUs are contingent on continuation of service through August 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(3)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2028. Vested PSUs are contingent on continuation of service through August 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(4)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2028. Vested PSUs are contingent on continuation of service through November 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(5)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2028. Vested PSUs are contingent on continuation of service through February 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(6)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2028. Vested PSUs are contingent on continuation of service through May 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(7)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2028. Vested PSUs are contingent on continuation of service through August 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(8)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2028. Vested PSUs are contingent on continuation of service through November 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(9)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2028. Vested PSUs are contingent on continuation of service through February 15, 2030. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(10)	Amount reflects PSU achievement of 119.25% of target during the three-year measurement period ended March 31, 2025, subject to continuation of service through May 15, 2026.

2026 Proxy Statement	77

(11)	Amount reflects PSU achievement of 87.72% of target during the three-year measurement period ended June 30, 2025, subject to continuation of service through August 17, 2026.
(12)	Amount reflects PSU achievement of 52.68% of target during the three-year measurement period ended September 30, 2025, subject to continuation of service through November 16, 2026.
(13)	Amount reflects PSU achievement of 16.24% of target during the three-year measurement period ended December 31, 2025, subject to continuation of service through February 15, 2027.
(14)	The award vested in full on May 15, 2026.
(15)	The award vests in full on August 17, 2026, subject to continued service on such date.
(16)	The award vests in full on November 15, 2026, subject to continued service on such date.
(17)	The award vests in full on November 16, 2026, subject to continued service on such date.
(18)	The award vests in full on February 15, 2027, subject to continued service on such date.
(19)	The award vests in quarterly installments from May 15, 2026 through February 15, 2027, subject to continued service on such date.
(20)	The award vests in full on May 17, 2027, subject to continued service on such date.
(21)	The award vests in full on August 15, 2027, subject to continued service on such date.
(22)	The award vests in quarterly installments from May 15, 2027 through February 15, 2028, subject to continued service on such date.
(23)	The award vests in full on May 15, 2028, subject to continued service on such date.
(24)	The award vests in full on August 15, 2028, subject to continued service on such date.
(25)	The award vests in full on November 15, 2028, subject to continued service on such date.
(26)	The award vests in full on February 15, 2029, subject to continued service on such date.
(27)	The award vests in full on May 15, 2029, subject to continued service on such date.
(28)	The award vests in full on August 15, 2029, subject to continued service on such date.
(29)	The award vests in full on November 15, 2029, subject to continued service on such date.
(30)	The award vests in full on February 15, 2030, subject to continued service on such date.
(31)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending June 30, 2026. Vested PSUs are contingent on continuation of service through August 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(32)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2026. Vested PSUs are contingent on continuation of service through November 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(33)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending September 30, 2026. Vested PSUs are contingent on continuation of service through November 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(34)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2026. Vested PSUs are contingent on continuation of service through February 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(35)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending December 31, 2026. Vested PSUs are contingent on continuation of service through February 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(36)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2027. Vested PSUs are contingent on continuation of service through May 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.

2026 Proxy Statement	78

(37)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2027. Vested PSUs are contingent on continuation of service through August 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(38)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2027. Vested PSUs are contingent on continuation of service through November 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(39)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2027. Vested PSUs are contingent on continuation of service through February 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(40)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2028. Vested PSUs are contingent on continuation of service through May 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(41)	Amount reflects PSU achievement of 174.07% of target during the three-year measurement period ended September 30, 2024, subject to continuation of service through August 15, 2026.
(42)	The award vests in quarterly installments from May 15, 2026 through August 15, 2026, subject to continued service on such date.
(43)	The award vests in full on August 15, 2026, subject to continued service on such date.
(44)	The award vests in full on February 16, 2027, subject to continued service on such date.
(45)	The award vests in full on November 15, 2027, subject to continued service on such date.
(46)	The award vests in full on February 15, 2028, subject to continued service on such date.
(47)	The award vests in full on August 15, 2028, subject to continued service on such date.
(48)	The award vests in full on November 15, 2028, subject to continued service on such date.
(49)	The award vests in full on February 15, 2029, subject to continued service on such date.
(50)	The award vests in full on May 15, 2029, subject to continued service on such date.
(51)	The award vests in full on August 15, 2029, subject to continued service on such date.
(52)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2028. Vested PSUs are contingent on continuation of service through May 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(53)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2028. Vested PSUs are contingent on continuation of service through November 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(54)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2026 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2028. Vested PSUs are contingent on continuation of service through February 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(55)	Amount reflects PSU achievement of 87.72% of target during the three-year measurement period ended June 30, 2025, subject to continuation of service through August 15, 2026.
(56)	The award vests in full on May 15, 2027, subject to continued service on such date.

2026 Proxy Statement	79

STOCK VESTED
For Fiscal Year Ended March 31, 2026

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2026 for each of our named executive officers.

Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2026.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steve Sanghi, Chair of the Board, CEO and President	178,980	13,358,670
Richard J. Simoncic, Chief Operating Officer	22,004	1,405,106
J. Eric Bjornholt, Senior Corporate VP and CFO	24,133	1,541,000
Mathew B. Bunker, Senior Corporate VP, Operations	12,094	772,072
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement	6,060	389,338

(1)The values realized upon vesting for RSUs and PSUs are based on the closing price of our common stock on the vesting dates.

Non-Qualified Deferred Compensation for Fiscal Year 2026

All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" occurs. The distribution event occurs upon termination of employment.

We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

2026 Proxy Statement	80

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2026.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Steve Sanghi, Chair of the Board, CEO and President	—	—	—	—	—
Richard J. Simoncic, Chief Operating Officer	—	—	—	—	—
J. Eric Bjornholt, Senior Corporate VP and CFO	—	—	150,396	—	858,698
Mathew B. Bunker, Senior Corporate VP, Operations	—	—	27,486	—	180,926
Joseph R. Krawczyk II, Senior Corporate VP, Worldwide Client Engagement	—	—	156,638	17,864	1,249,850

(1)The executive contribution amounts shown in the table, if any, were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2026 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2026 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

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EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2026, may be issued upon the vesting of RSUs, PSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans):

•	Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),
•	Microchip 2001 Employee Stock Purchase Plan (the "ESPP"), and
•	Microchip 2004 Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of RSUs (a)		Weighted average exercise price of outstanding options ($) (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Stockholders (2)	11,611,924	(3)	—	14,055,455	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—	—
Total	11,611,924		—	14,055,455

(1)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price. As of March 31, 2026, there were no shares subject to outstanding options.
(2)The shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 3,000,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board. Upon the approval of our Board, no additional shares of common stock were reserved under the ESPP on January 1, 2026, based on the automatic increase provision. The shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.1%) of the then outstanding shares of our common stock. Upon the approval of our Board, 541,132 additional shares of common stock were reserved under the IESPP effective January 1, 2026, based on the automatic increase provision.
(3)As of March 31, 2026, includes 11,611,924 shares issuable upon the vesting of RSUs and PSUs granted under our 2004 Equity Incentive Plan.
(4)As of March 31, 2026, includes 6,668,692 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under our IESPP and our ESPP.

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CODE OF BUSINESS CONDUCT AND ETHICS

In May 2004, our Board adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at https://ir.microchip.com/governance/governance-documents.

We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting

As of the date of this proxy statement, we did not anticipate that any other matters would be raised at the 2026 Annual Meeting.

Requirements and Deadlines Regarding 2027 Stockholder Proposals or Nominations

Stockholder proposals to be included in the proxy statement. Stockholder proposals that comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, are eligible for inclusion in our 2027 proxy statement. These stockholder proposals must be submitted to our principal executive offices in care of our Corporate Secretary at the address below. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. local time in Chandler, Arizona) on March 8, 2027.

We are committed to open communication with our stockholders and we strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the above deadline to discuss the proposal. Stockholders are encouraged to consult knowledgeable counsel regarding the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Board reviews all stockholder proposals and considers action on such proposals.

Director nominations to be included in the proxy statement (Proxy Access). We have adopted proxy access, whereby a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2027 Annual Meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the Board or two directors, provided in each case that the requirements set forth in the Bylaws are satisfied. To use the "proxy access" nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the anniversary of the date our proxy statement was first released to stockholders in connection with the last annual meeting. For our proxy materials for our 2027 Annual Meeting of Stockholders, nominations would need to be received no earlier than 8:00 a.m. Chandler, Arizona local time on February 6, 2027 and no later than 5:00 p.m. Chandler, Arizona local time on March 8, 2027.

The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The Bylaws are included as an exhibit to our Form 10-K filing which is posted on our website at https://ir.microchip.com/sec-filings/annual-reports. To make any submission, stockholders should deliver the submission to our Corporate Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Other Business and Director Nominations to Be Presented at the Annual Meeting

Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Corporate Secretary at our principal executive offices. We must receive notice as follows:

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•Normally, we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days, and not earlier than 120 days before the first anniversary of the previous year's annual meeting of stockholders as first specified in our notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent). Accordingly, a stockholder who intends to submit a nomination or proposal to be presented at our 2027 Annual Meeting must do so no earlier than 8:00 a.m. local time in Chandler, Arizona on April 20, 2027 and no later than 5:00 p.m. local time in Chandler, Arizona on May 20, 2027.
•However, if we hold our 2027 Annual Meeting on a date that is not within 25 days before or after the first anniversary date of our 2026 Annual Meeting, we must receive the notice no earlier than 8:00 a.m. local time in Chandler, Arizona, on the 120th day prior to the date of the annual meeting and no later than 5:00 p.m. local time in Chandler, Arizona on the later of the 90th day prior to the date of our 2027 Annual Meeting or, in the event the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made.
•A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2027 Annual Meeting. In addition to the requirements in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) in connection with our 2027 Annual Meeting of Stockholders must provide the additional information required by Rule 14a-19(b) of the Securities Exchange Act of 1934 by June 21, 2027.
•If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. The chair of the annual meeting shall, if the facts warrant, determine and declare at the meeting that a stockholder business proposal or nomination was not made in accordance with the procedures prescribed by the Bylaws, and if they should so determine, in the case of a nomination, they shall so declare at the meeting, and the defective nomination shall be disregarded, and in the case of a business proposal, they shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

2026 Annual Report and SEC Filings

Our financial statements for the fiscal year ended March 31, 2026 are included in our Annual Report on Form 10-K filed with the SEC. Our annual report and this proxy statement are posted on our website at https://ir.microchip.com/sec-filings and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, our proxy statement and annual report, may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of the Notice and, if applicable, our proxy statement and annual report. While our proxy statement and 2026 Annual Report are available online (please see under the heading "Electronic Access to Proxy Statement and Annual Report" on page 17), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of the Notice and, if applicable, our proxy statement and annual report, at the stockholder's household and would like to receive a single copy of the Notice and, if applicable, the proxy statement and annual report, for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the Notice and, if applicable, the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.

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Date of Proxy Statement

The date of this proxy statement is July 6, 2026.

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APPENDIX A
NON-GAAP FINANCIAL MEASURES

Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, restructuring charges, expenses related to our acquisition activities (including intangible asset amortization, severance, other restructuring costs, and legal and other general and administrative expenses including legal fees and expenses for litigation related to our Microsemi acquisition), professional services associated with certain legal matters, gain on available-for-sale investments, and dividends on our Series A Mandatory Convertible Preferred Stock. For fiscal 2026, our non-GAAP income tax expense is presented based on projected cash taxes for the fiscal year, excluding transition tax payments under the Tax Cuts and Jobs Act.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses non-GAAP measures to manage and assess the profitability of our business and for compensation purposes. We also use our non-GAAP results when developing and monitoring our budgets and spending. Our determination of these non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using these non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT (in millions, except percentages)

Fiscal Year
2026
Gross profit, as reported	$2,721.1
Share-based compensation expense	34.9
Non-GAAP gross profit	$2,756.0
GAAP gross profit percentage	57.7%
Non-GAAP gross profit percentage	58.5%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME (in millions, except percentages)

Fiscal Year
2026
Operating income, as reported	$490.1
Share-based compensation expense	255.4
Professional services associated with certain legal matters	21.9
Amortization of acquired intangible assets(1)	431.1
Special charges and other, net	39.7
Non-GAAP operating income	$1,238.2
GAAP operating income as a percentage of net sales	10.4%
Non-GAAP operating income as a percentage of net sales	26.3%
(1)    Amortization of acquired intangible assets consists of core and developed technology and customer-related acquired intangible assets in connection with business combinations. Such charges are excluded for purposes of calculating certain non-GAAP measures. The use of acquired intangible assets contributed to our revenues earned during the periods presented.

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RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS AND GAAP DILUTED NET INCOME PER COMMON SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE (in millions, except per share amounts and percentages)

Fiscal Year
2026
Net income attributable to common stockholders, as reported	$118.8
Dividends on Series A Preferred Stock	111.2
Net income	$230.0
Share-based compensation expense	255.4
Professional services associated with certain legal matters	21.9
Amortization of acquired intangible assets	431.1
Special charges and other, net	39.7
Gain on available-for-sale investments	(0.1)
Other non-GAAP tax adjustment	(44.1)
Non-GAAP net income	$933.9
GAAP net income attributable to common stockholders as a percentage of net sales	2.5%
Non-GAAP net income as a percentage of net sales	19.8%
Diluted net income per common share, as reported	$0.22
Non-GAAP diluted net income per common share	$1.64
Diluted common shares outstanding, as reported	545.2
Diluted common shares outstanding non-GAAP	569.9

RECONCILIATION OF GAAP DILUTED COMMON SHARES OUTSTANDING TO NON-GAAP DILUTED COMMON SHARES OUTSTANDING (in millions)

Fiscal Year
2026
Diluted common shares outstanding, as reported	545.2
Dilutive effect of Series A Preferred Stock(1)	24.7
Diluted common shares outstanding non-GAAP	569.9
(1)    The non-GAAP adjustment includes the impact that is anti-dilutive on a GAAP basis for fiscal year ended March 31, 2026.

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APPENDIX B
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
As Amended and Restated on May 19, 20261

1.Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan are:
•to attract and retain the best available personnel,
•to provide additional incentive to Service Providers, and
•to promote the success of the Company’s business.
Awards granted under the Plan may be Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.
2.Definitions. As used herein, the following definitions shall apply:
(a)“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the legal requirements relating to the administration of equity compensation plans under state and federal corporate and securities laws and the Code.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.
(d)“Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Awarded Stock” means the Common Stock subject to an Award.
(f)“Board” means the Board of Directors of the Company.
(g)“Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:
(1)any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
(2)a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(3)the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(4)a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this
1 On May 19, 2026, the Company’s board of directors approved an amendment to the plan to add 12,000,000 shares of common stock to the plan subject to stockholder approval at the Annual Meeting to be held on August 18, 2026 and such amendment is reflected in this version of the plan.

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Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (1) or (2) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Microchip Technology Incorporated.
(l)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services. The term Consultant shall not include Directors who are compensated by the Company only for their service as Directors.
(m)“Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 13.
(n)“Director” means a member of the Board.
(o)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(p)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(1)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(2)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(3)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
(s)“Fiscal Year” means a fiscal year of the Company.
(t)“Fiscal Quarter” means a fiscal quarter of the Company.
(u)“Non-Employee Director” means a member of the Board who is not an Employee.
(v)“Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option under Section 422 of the Code and regulations promulgated thereunder.
(w)“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

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(x)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)“Option” means a stock option granted pursuant to the Plan.
(z)“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.
(aa)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)“Participant” means the holder of an outstanding Award granted under the Plan.
(cc)“Performance Share” means a performance share Award granted to a Participant pursuant to Section 11.
(dd)“Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 12.
(ee)“Plan” means this 2004 Equity Incentive Plan, as amended and restated.
(ff)“Restricted Stock” means Shares granted pursuant to Section 10 of the Plan.
(gg)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(hh)“Section 16(b)” means Section 16(b) of the Exchange Act, as amended.
(ii)“Service Provider” means an Employee, Consultant or Non-Employee Director.
(jj)“Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.
(kk)“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 9 of the Plan.
(ll)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.Stock Subject to the Plan. Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 84,389,717.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) pursuant to a SAR will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an Award shall become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.
4.Administration of the Plan.
(a)Procedure.
(1)Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

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(2)Reserved.
(3)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(4)Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
(1)to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;
(2)to select the Service Providers to whom Awards may be granted hereunder (other than the automatic grants to Non-Employee Directors provided for in Section 17 of the Plan);
(3)to determine whether and to what extent Awards or any combination thereof, are granted under the Plan;
(4)to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted under the Plan;
(5)to approve forms of agreement for use under the Plan;
(6)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(7)to construe and interpret the terms of the Plan and Awards;
(8)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
(9)to modify or amend each Award (subject to Sections 8(c), 9(b) and 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;
(10)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(11)to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award (or distribution of a Deferred Stock Unit) that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld, or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, but not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have

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Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
(12)to determine the terms and restrictions applicable to Awards; and
(13)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
5.Eligibility. Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Non-Employee Directors shall only receive Awards pursuant to Section 17 of the Plan.
6.Limitations.
(a)Nonstatutory Stock Option. Each Option shall be designated in the Notice of Grant as a Nonstatutory Stock Option.
(b)No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.
(c)Annual Limitations. The following limitations shall apply to grants of Options and Stock Appreciation Rights to Participants:
(1)No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 3,000,000 Shares; provided, however, that such limit shall be 8,000,000 Shares in the Participant’s first Fiscal Year of Company service.
(2)The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 19(a).
(d)Minimum Vesting Requirements.
(1)General. Except as specified in Section 6(d)(2), Awards will vest no earlier than the one (1)-year anniversary of such Award’s grant date (except if accelerated pursuant to a Change of Control or a termination of the Participant’s status as a Service Provider due to a Participant’s death, or a Participant’s Disability) (each, an “Acceleration Event”).
(2)Exception. Awards may be granted to any Service Provider without regard to the minimum vesting requirements set forth in Section 6(d)(1) if the Shares subject to such Awards would not result in more than five percent (5%) of the maximum aggregate number of Shares reserved for issuance pursuant to all outstanding Awards granted under the Plan (the “5% Limit”). Any Awards that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Awards pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Awards that do not satisfy the minimum vesting requirements as set forth in Section 6(d)(1) and to the discretionary vesting acceleration of Awards specified in this Section 6(d)(2).
7.Term of Plan. The Plan is effective as of October 1, 2004 (the “Effective Date”). It shall continue in effect until August 24, 2031, unless sooner terminated under Section 21 of the Plan.
8.Stock Options.

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(a)Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant.
(b)Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant.
(c)No Repricing. The exercise price for an Option may not be reduced. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR, other Award or cash.
(d)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.
(e)Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Subject to Applicable Laws, such consideration may consist entirely of:
(1)cash;
(2)check;
(3)other Shares which (A) in the case of Shares acquired upon exercise of an option have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(4)delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;
(5)any combination of the foregoing methods of payment; or
(6)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
(f)Exercise of Option.
Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.
An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 19 of the Plan.

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Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(g)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s misconduct, death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(h)Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(i)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such Option may be exercised by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
9.Stock Appreciation Rights.
(a)Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.
(b)Exercise Price and Other Terms. Subject to Section 4(c) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The per share exercise price for the Shares or cash to be issued pursuant to exercise of an SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant. The exercise price may not be reduced. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR, other Award or cash.
(c)Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(1)the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(2)the number of Shares with respect to which the SAR is exercised.

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With respect to SARs settled in Shares, until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the SAR, notwithstanding the exercise of the SAR.
(d)Payment Upon Exercise of SAR. At the discretion of the Administrator, payment for an SAR may be in cash, Shares or a combination thereof.
(e)SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(f)Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.
(g)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability termination, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(h)Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(i)Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such SAR may be exercised by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
10.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 600,000 Shares of Restricted Stock); provided, however, that such limit shall be 1,500,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock.

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(b)Restricted Stock Units. Restricted Stock may be granted in the form of Restricted Stock or units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. With respect to the units to acquire Shares, until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist.
(c)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(d)Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.
(e)Dividends and Other Distributions. Until the restrictions set forth in the Restricted Stock Award agreement, including Award agreements for units to acquire Shares described in Section 10(b), have lapsed, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares or units. However, to the extent the restrictions in the Restricted Stock Award have lapsed, Service Providers holding Shares of Restricted Stock will be entitled to receive dividends, even if there are other restrictions on the Shares of Restricted Stock (e.g., a lock up period due to a public offering or a restriction due to possession of material nonpublic information).
11.Performance Shares.
(a)Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 600,000 units of Performance Shares); provided, however, that such limit shall be 1,500,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.
(b)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(c)Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.
12.Performance Units.
(a)Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to

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determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.
(b)Number of Performance Units. The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant, provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $1,500,000, provided, however, that such limit shall be $4,000,000 in the Participant’s first Fiscal Year of Company service.
(c)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.
(d)Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.
13.Deferred Stock Units.
(a)Description. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.
(b)Annual Limits. Deferred Stock Units shall be subject to the annual limits applicable to the underlying Restricted Stock, Performance Share or Performance Unit Award.
14.Death of Participant. In the event that a Participant dies while a Service Provider, then 100% of his or her Awards shall immediately vest.
15.Leaves of Absence. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.
16.Misconduct. Should (i) the Participant’s service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) the Participant makes any unauthorized use or disclosure of confidential information or trade secrets of the Company or any Parent or Subsidiary, then in any such event all outstanding Awards held by the Participant under the Plan shall terminate immediately and cease to be outstanding, including as to both vested and unvested Awards.
17.Non-Employee Director Awards.
(a)Initial Grants. Each Non-Employee Director who first becomes a Non‑Employee Director on or after August 1, 2021 (excluding any Non‑Employee Director who previously served on the Board and excluding any Non‑Employee Director appointed on the date of the Company’s annual stockholders’ meeting) shall be automatically granted as of the date that the individual first is appointed or elected as a Non-Employee Director that number of Restricted Stock Units equal to (i)(A) $200,000 divided by (B) the Fair Market Value, multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the Company’s last annual stockholders’ meeting and the date the Non-Employee Director becomes a member of the Board and (B) the denominator of which is 12, rounded down to the nearest whole Share (the “Initial RSU Grant”). One hundred percent (100%) of the Initial RSU Grant will vest upon the earlier of the date that is one-year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting

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following the date of grant. Vesting of the Initial RSU Grant is contingent upon the Non‑Employee Director maintaining continued status as a Non-Employee Director through the vesting date.
(b)Annual Grants. On the date of the Company’s annual stockholders’ meeting, each Non-Employee Director (including any Non-Employee Director appointed on the date of the Company’s annual stockholders’ meeting) shall be automatically granted that number of Restricted Stock Units equal to $200,000 divided by the Fair Market Value, rounded down to the nearest whole Share (the “Annual RSU Grant”), provided that such Non-Employee Director has been elected by the stockholders to serve as a member of the Board at that annual stockholders’ meeting. One hundred percent (100%) of the Annual RSU Grant will vest upon the earlier of the date that is one year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting following the date of grant. Vesting of the Annual RSU Grant is contingent upon the Non-Employee Director maintaining continued status as a Non-Employee Director through the applicable vesting date.
18.Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an Award be transferred in exchange for consideration. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
19.Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.
(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the Fiscal Year annual share issuance limits under Sections 6(c), 10(a) and 11(a) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that any such change in capitalization shall not affect the number of shares awarded under the automatic grants to Non-Employee Directors described in Sections 17(a) and (b), and provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change of Control.
(1)Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the

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Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of thirty (30) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
(2)Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
20.Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
21.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

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(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.
22.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
23.Liability of Company.
(a)Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 21(b) of the Plan.
24. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
25. Forfeiture Events. Notwithstanding any provisions to the contrary under this Plan, each Award granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s clawback policy in effect as of the date such Award is granted or any other clawback policy of the Company as may be established and/or amended from time to time to comply with Applicable Laws (including, without limitation, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws) (in each case, a “Clawback Policy”). The Administrator may require a Participant to forfeit, return to the Company, or reimburse the Company for all or a portion of the Award and any amounts paid thereunder pursuant to the terms of any applicable Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 25 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

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MICROCHIP

MICROCHIP TECHNOLOGY INCORPORATED
2355 WEST CHANDLER BLVD
CHANDLER, AZ 85224

SCAN TO
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET August 17, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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MICROCHIP TECHNOLOGY INCORPORATED

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Ellen L. Barker	☐	☐	☐
1b. Rick Cassidy	☐	☐	☐
1c. Matthew W. Chapman	☐	☐	☐
1d. Mitch Little	☐	☐	☐
1e. Victor Peng	☐	☐	☐
1f. Karen M. Rapp	☐	☐	☐
1g. Steve Sanghi	☐	☐	☐
2. Proposal to approve the amendment and restatement of our 2004 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 12,000,000.	☐	☐	☐

	For	**Against**	**Abstain**
3. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2027.	☐	☐	☐
4. Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2026 Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

T01315-P54715

MICROCHIP TECHNOLOGY INCORPORATED
2026 Annual Meeting of Stockholders
Tuesday, August 18, 2026, 9:00 a.m., Mountain Standard Time / Pacific Daylight Time
This proxy is solicited on behalf of the Board of Directors

I (whether one or more of us) appoint Steve Sanghi and J. Eric Bjornholt, and each of them, each with full power of substitution and re-substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2026 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) and postponement(s) of that meeting. The meeting is scheduled for Tuesday, August 18, 2026, at 9:00 a.m., Mountain Standard Time / Pacific Daylight Time, Virtually at www.virtualshareholdermeeting.com/MCHP2026. The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein. If no contrary direction is indicated, the Proxy will be voted (1) FOR the election of each of the director nominees; (2) FOR the approval of the amendment and restatement of our 2004 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 12,000,000; (3) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2027; and (4) FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executives; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.

Continued and to be signed on reverse side